UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AMERICA FIRST APARTMENT INVESTORS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

11,046,683 shares of Common Stock 165,217 shares of Common Stock issuable upon exercise of stock options

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, the filing fee was determined by multiplying $0.0000307 by the sum of (A) 11,046,683 outstanding shares of Common Stock multiplied by $25.30 per share, and (B) outstanding options to purchase 165,217 shares of Common Stock multiplied by $10.05 per share (which is the difference between $25.30 and $15.25, the weighted average exercise price per share of all outstanding stock options).

(4)	Proposed maximum aggregate value of transaction:

$281,141,511

(5)	Total fee paid:

$8,632

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholder:

On behalf of the board of directors, I cordially invite you to attend a Special Meeting of Stockholders of America First Apartment Investors, Inc. (“America First”) to be held on Wednesday, September 12, 2007, at 9:00 a.m. local time at The Doubletree Hotel, 1616 Dodge Street, Omaha, Nebraska. The Notice of the Special Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

The Special Meeting is being called to consider a proposal regarding the acquisition of America First by Sentinel Omaha LLC (“Sentinel”), which is to be accomplished through a merger of America First with and into Sentinel White Plains LLC, a wholly-owned subsidiary of Sentinel (the “Acquisition Subsidiary”). If the merger is completed, you will be entitled to receive $25.30 in cash, without interest, for each share of our common stock that you own at the effective time of the merger. If the merger is approved by our stockholders and consummated, America First will no longer exist as a separate company and our common stock will no longer be listed for trading on the Nasdaq Global Market.

Our board of directors has considered the merger proposal and has unanimously: (a) approved the merger and the related merger agreement; (b) determined that the merger is fair to, advisable and in the best interests of, America First and our stockholders on substantially the terms and conditions in the merger agreement; and (c) directed that the merger be submitted for approval at a meeting of our stockholders. In reaching this determination, our board of directors considered a variety of factors, which are discussed in the attached proxy statement. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger and “FOR” approval of adjournment or postponement of the Special Meeting, if necessary or appropriate, for the purpose, among others, of soliciting additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger.

Because of the important nature of the business to be considered, it is important that your shares be represented at the Special Meeting of Stockholders. We cannot complete the merger unless it is approved by the stockholders by the affirmative vote of a majority of all votes entitled to be cast on the merger. Whether or not you plan to attend the Special Meeting, we ask that you please take the time to vote by completing the enclosed proxy card and mailing it to us or, where available through your bank or broker, authorize your proxy by telephone or via the Internet. Returning your proxy card will not prevent you from voting in person, but will assure that your vote will be counted if you are unable to attend the Special Meeting.

Sincerely,

John H. Cassidy,
President & Chief Executive Officer

August 9, 2007

AMERICA FIRST APARTMENT INVESTORS, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
SEPTEMBER 12, 2007

A Special Meeting of Stockholders of America First Apartment Investors, Inc., a Maryland corporation (“America First”), will be held on Wednesday, September 12, 2007, at 9:00 a.m., local time at The Doubletree Hotel, 1616 Dodge Street, Omaha, Nebraska, to consider and vote upon the following:

1. a proposal to approve a merger (the “Merger”) in which each share of America First common stock will be converted into the right to receive $25.30 in cash, without interest, upon the terms and conditions of the Agreement and Plan of Merger, dated as of June 22, 2007, by and among Sentinel Omaha LLC, its subsidiary Sentinel White Plains LLC and America First (the “Merger Agreement”); and

2. a proposal to adjourn or postpone the Special Meeting to a later time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger.

The record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Special Meeting is August 9, 2007. Only holders of record of America First common stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL VOTES ENTITLED TO BE CAST ON THE MERGER IS REQUIRED TO APPROVE THE MERGER. The accompanying proxy statement describes the proposed Merger and the Merger Agreement, and the actions to be taken in connection with the Merger, and provides additional information about the parties involved. Please give this information your careful attention.

No dissenters’, appraisal or other similar rights are available with respect to the Merger.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AND FOR THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

Whether or not you plan to attend the Special Meeting, we ask that you please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope or, where available through your bank or broker, authorize your proxy by telephone or via the Internet. You may revoke the proxy at any time prior to its exercise in the manner described in this proxy statement. Any stockholder present at the Special Meeting, including any adjournments or postponements of it, may revoke any previously granted proxy and vote in person at the Special Meeting. Executed proxy cards that are not marked with instructions will be voted for the approval of the Merger and for the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return a properly signed proxy card or to vote in person at the Special Meeting, your shares effectively will be counted as a vote against the approval of the Merger.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

By Order of the Board of Directors

Paul Beldin,
Secretary

Omaha, Nebraska
Dated: August 9, 2007

IMPORTANT: BY PROMPTLY RETURNING YOUR PROXY, YOU WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE SPECIAL MEETING

AMERICA FIRST APARTMENT INVESTORS, INC.

1004 FARNAM STREET
SUITE 100
OMAHA, NEBRASKA 68102

PROXY STATEMENT
for
SPECIAL MEETING OF STOCKHOLDERS
SEPTEMBER 12, 2007

Our Board of Directors is asking for your proxy to use at a Special Meeting of Stockholders of America First Apartment Investors, Inc. (“America First”), to be held at The Doubletree Hotel, 1616 Dodge Street, Omaha, Nebraska at 9:00 a.m., local time on Wednesday, September 12, 2007. At the Special Meeting, you will be asked to vote to approve the merger (the “Merger”) of America First with and into Sentinel White Plains LLC (the “Acquisition Subsidiary”), a wholly-owned subsidiary of Sentinel Omaha LLC (the “Acquirer”), pursuant to an Agreement and Plan of Merger dated as of June 22, 2007 (the “Merger Agreement”). If the Merger is completed, each of your shares of America First common stock will be converted into the right to receive $25.30 in cash, without interest.

This proxy statement explains the proposed Merger and the Merger Agreement, and provides specific information concerning the Special Meeting. We urge you to review the entire proxy statement carefully.

All record holders of our common stock at the close of business on August 9, 2007 (the “Record Date”) will be entitled to vote at the Special Meeting. There were 11,046,683 shares of our common stock issued and outstanding on the Record Date. Each share of common stock is entitled to one vote on each matter to be voted on at the Special Meeting.

Our board of directors unanimously recommends that you vote FOR the approval of the Merger and FOR the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is important. We cannot complete the Merger unless the Merger is approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast on the Merger. If you fail to submit a signed proxy or vote in person at the Special Meeting, it will have the same effect as a vote against the approval of the Merger. Whether or not you plan to attend the Special Meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us or, where available through your bank or broker, authorize your proxy by telephone or via the Internet. If you decide to attend the Special Meeting in person, you may withdraw your proxy at any time prior to its exercise and vote in person. You can also withdraw your proxy at any time before it is voted at the Special Meeting by sending a written notice of termination to our corporate secretary or by submitting a later-dated proxy for use at the Special Meeting.

Our Board of Directors will vote your proxy at the Special Meeting according to your instructions as long as your proxy is properly executed and has not been revoked by you. If you simply sign and date the proxy, but do not provide any instructions as to how the proxy should be voted, your proxy will be voted FOR the approval of the Merger and FOR the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

This proxy statement is dated August 9, 2007, and is first being mailed to America First stockholders on or about August 10, 2007.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve the proposed acquisition of America First Apartment Investors, Inc. (“America First”) by Sentinel Omaha LLC (“Sentinel”), which is to be accomplished through a merger of America First with and into Sentinel White Plains LLC, a wholly-owned subsidiary of Sentinel (the “Acquisition Subsidiary”). As a result of this merger:

• America First will be merged with and into the Acquisition Subsidiary and will no longer exist as a separate company;

• each outstanding share of our common stock (other than any shares that may be held by Sentinel or the Acquisition Subsidiary or by any of our subsidiaries) will be converted into the right to receive $25.30 in cash, without interest;

• our common stock will cease to be listed on the Nasdaq Global Market, and will no longer be publicly traded; and

• we will no longer be obligated to file periodic reports with the Securities and Exchange Commission.

Q:	What will I receive in the Merger?

A:	Subject to the terms of the Merger Agreement, each issued and outstanding share of America First (other than any shares that may be held by Sentinel or the Acquisition Subsidiary or by any of our subsidiaries) common stock automatically will be converted into the right to receive $25.30 in cash, without interest. In some circumstances, the actual payment you receive may be reduced by the amount of any required tax withholding. This is described more fully under “The Merger — Material U.S. Federal Income Tax Consequences” on page 22.

Q:	Will I receive any regular quarterly dividends with respect to the shares of common stock that I own?

A:	We paid a regular quarterly dividend of $0.27 per share on July 31, 2007 to shareholders of record on June 29, 2007. The Merger Agreement provides that we may continue to pay regular quarterly dividends at a rate not to exceed $0.27 per share per quarter and will be allowed to pay a final pro rata dividend for the interim period between the record date for the last quarterly dividend and the effective date of the Merger.

Q:	What will happen to my outstanding stock options?

A:	In the Merger, any vesting remaining to be completed on any America First stock options will be accelerated, and each outstanding option will be canceled in exchange for an amount in cash determined by multiplying (i) the excess, if any, of $25.30 over the per share exercise price of the option by (ii) the number of shares of America First common stock issuable upon exercise of the option. The payments due to the holders of America First stock options may be reduced by the amount of any required tax withholding.

Q:	When do you expect the Merger to be completed?

A:	In addition to obtaining stockholder approval at the Special Meeting, we must satisfy various other customary closing conditions before the Merger can be completed. We expect to complete the Merger promptly following satisfaction of those closing conditions, which we currently expect to occur in the third calendar quarter of 2007.

Q:	What vote is required to approve the Merger?

A:	The Merger must be approved by the stockholders of America First by the affirmative vote of a majority of all votes entitled to be cast on the Merger.

Q:	What vote is required to adjourn or postpone the Special Meeting?

A:	The approval of the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger requires the affirmative vote of a majority of the votes cast at the Special Meeting, even if less than a quorum.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote FOR the approval of the Merger and FOR the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger. You should read “The Merger — Reasons for the Merger,” beginning on page 12, for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the Merger.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid return envelope as soon as possible. Alternatively, where available through your bank or broker, you may authorize your proxy via telephone or via the Internet using the instructions contained in the form provided by your bank or broker. If you sign and send in your proxy card and do not mark it to show how you want to vote, we will count your proxy as a vote “FOR” the approval of the Merger and “FOR” any proposal to adjourn or postpone the Special Meeting to solicit additional proxies.

Q:	Why is my vote important?

A:	Your vote is important because if you fail to vote, either by not submitting a completed proxy card or by marking your proxy card with instructions to abstain on the Merger vote, it will have the same effect as a vote against the Merger. If you support the Merger, you need to make sure your vote is counted “FOR” the Merger by submitting a properly completed proxy card.

Q:	If my shares are held in “street name” by my broker or bank, will my broker or bank automatically vote my shares for me?

A:	No. Your broker or bank is allowed to vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. Without instructions, your broker or bank cannot vote your shares and your shares will not be voted, which will have the same effect as a vote against the Merger.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy bearing a later date. If you choose either of these two methods, then you must submit your notice of revocation or your new proxy to us at the following address before your original proxy is exercised at the Special Meeting: America First Apartment Investors, Inc., 1004 Farnam Street, Suite 100, Omaha, Nebraska 68102, Attention: Corporate Secretary. Third, you can attend the Special Meeting and deliver a signed notice of revocation of your proxy and vote in person or deliver a later-dated duly executed proxy, in either case prior to the exercise of your original proxy at the Special Meeting. Your attendance at the Special Meeting will not, in and of itself, result in the revocation of a proxy or cause your shares to be voted.

Q:	May I vote via the Internet or telephone?

A:	If you hold your shares in “street name” with a stockbroker or a bank, you may be able to authorize your proxy by telephone, or electronically over the Internet, by following the instructions included with the form provided by your broker or bank. Please check your proxy card or contact your broker or bank to determine whether you will be able to grant your proxy by telephone or electronically. If you are the record holder of your shares, then you may not grant your proxy by telephone or over the Internet. For your proxy to be valid, you must complete the enclosed proxy card and return it in the enclosed envelope.

Q:	When is the Special Meeting and where will it be held?

A:	The Special Meeting will be held on Wednesday, September 12, 2007 at 9:00 a.m., local time, at The Doubletree Hotel, 1616 Dodge Street, Omaha, Nebraska. If you wish to vote in person at the Special Meeting and your shares are held in “street name” by a broker or other nominee, you need to obtain a proxy from the broker or other nominee authorizing you to vote your shares held in the broker’s name.

Q:	Who is entitled to vote at the Special Meeting?

A:	Holders of record of shares of America First common stock as of the close of business on August 9, 2007, the record date for the Special Meeting, are entitled to vote at the Special Meeting, or at any adjournments or postponements of the Special Meeting.

Q:	Should I send in my stock certificates now?

A:	No. Stockholders who hold their shares in certificated form will need to exchange their America First stock certificates for cash after the Merger is completed. We will send stockholders instructions for exchanging their stock certificates at that time. Stockholders who hold their shares in book-entry form also will receive instructions for exchanging their shares after we complete the Merger. Please do not send in your stock certificates with your proxy.

Q:	Where can I learn additional information?

A:	Further information about America First, such as annual, quarterly and current reports, proxy statements and other information is filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information” on page 41.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger, including the procedures for voting your shares, or if you need additional copies of this proxy statement or the enclosed proxy (which will be provided without charge), you should contact Georgeson Inc., our proxy solicitor for the Special Meeting, or us, as follows:

Georgeson Inc.	America First Apartment Investors, Inc.
Wall Street Station	Attention: Investor Relations
P.O. Box 1100	1004 Farnam Street
New York, New York 10268-1006	Suite 100
Banks and Brokerage Firms please call: 212-440-9800	Omaha, Nebraska 68102
Stockholders call toll free: 888-605-7556	Telephone: (800) 239-8787 (toll free)

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SUMMARY

This summary highlights selected information from this proxy statement and may not contain all the information that is important to you. You should carefully read this entire proxy statement and the other documents to which we have referred you. See “Where You Can Find Additional Information” on page 41. Each item in this summary refers to the page of this document on which the applicable subject is discussed in more detail.

The Companies Involved in the Merger (see page 6)

America First Apartment Investors, Inc.
1004 Farnam Street, Suite 100
Omaha, Nebraska 68102
Telephone: (402) 557-6360

America First Apartment Investors, Inc. (“America First”) is a Maryland corporation that qualifies as a real estate investment trust, for federal income tax purposes. America First is focused primarily on acquiring and operating multifamily apartment properties as long-term investments. America First commenced operation on January 1, 2003 when it merged with America First Apartment Investors, L.P., a Delaware limited partnership. As a result of the merger, America First acquired 15 multifamily apartments containing a total of 3,335 rental units and a 72,007 square foot office/warehouse facility. As of June 30, 2007, America First owned 32 multifamily apartment properties containing a total of 7,236 rental units and the office/warehouse facility. America First’s multifamily apartment properties are located in the states of Arizona, California, Florida, Illinois, Michigan, Missouri, Nebraska, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, and Virginia.

Sentinel Omaha LLC
1251 Avenue of Americas, 35th Floor
New York, NY 10020
Telephone (212) 408-5000

Sentinel Omaha LLC (“Sentinel”) is a Delaware limited liability company which has as its members four real estate investment funds which are affiliates of Sentinel Real Estate Corporation. Sentinel Real Estate Corporation has full discretion over Sentinel and the four investment funds. The four investment funds had a combined net worth in excess of $900 million as of June 30, 2007. Sentinel Real Estate Corporation is an independently owned real estate advisory firm headquartered in New York City with 26 additional offices throughout the country. The firm currently manages approximately $5 billion in real estate assets and is among the largest holders of apartment properties in the United States. Since its inception in 1969, Sentinel Real Estate Corporation it has managed over 123,000 apartment units and has operated properties in most markets throughout the country, including 19 of the 21 markets represented in the America First portfolio.

Sentinel White Plains LLC
1251 Avenue of Americas, 35th Floor
New York, NY 10020
Telephone (212) 408-5000

Sentinel White Plains LLC (the “Acquisition Subsidiary”) is a Delaware limited liability company and a wholly-owned subsidiary of Sentinel and was formed solely for the purpose of facilitating the acquisition of America First by Sentinel. America First will be merged with and into the Acquisition Subsidiary which will be the surviving entity of the Merger.

Our Reasons for the Merger (see page 12)

Our board of directors carefully considered the terms of the Merger and the other strategic alternatives available to our company in deciding to enter into the Merger Agreement and to recommend that stockholders vote FOR approval of the Merger. Among others, the significant factors considered by our board of directors included:

•	the consideration of $25.30 per share in cash to be paid in the proposed merger;

•	our financial condition, results of operations and business and earnings prospects;

•	the terms and conditions of the Merger Agreement;

•	the opinion of Lazard Frères & Co. LLC (“Lazard”) that, as of the date of its opinion, the $25.30 in cash per share to be paid to the holders of our common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders; and

•	the interests of certain of our directors and executive officers that are different from, or in addition to, the interests of our stockholders generally.

Recommendation of Our Board of Directors (see page 14)

Our board of directors has adopted a resolution declaring that the Merger is advisable on substantially the terms and conditions set forth in the Merger Agreement. Our board of directors unanimously recommends that our stockholders vote FOR the approval of the Merger and FOR the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger.

Opinion of Our Financial Advisor (see page 14)

Our board of directors received an opinion from Lazard to the effect that, as of the date of its opinion, the $25.30 in cash per share to be paid to holders of our common stock in connection with the Merger was fair, from a financial point of view, to such holders. Lazard’s opinion is subject to the assumptions, limitations and qualifications set forth in such opinion, which is attached as Annex B to this proxy statement. We encourage you to carefully read this opinion in its entirety and the section entitled “Opinion of Our Financial Advisor — Lazard Frères & Co. LLC,” beginning on page 14, for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion of Lazard was provided to our board of directors in connection with its evaluation of the Merger, and does not constitute a recommendation as to how any stockholder should vote with respect to the Merger.

Pursuant to our engagement letter with Lazard, Lazard will receive a fee for its services, a portion of which is contingent upon the consummation of the Merger. We have also agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, we have agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard’s engagement.

The Special Meeting (see page 7)

Date, Time and Place (see page 7).  The Special Meeting of our stockholders will be held on Wednesday, September 12, 2007, at 9:00 a.m., local time, at The Doubletree Hotel, 1616 Dodge Street, Omaha, Nebraska. At the Special Meeting, our stockholders will be asked to approve the Merger and, if necessary, the adjournment or postponement of the Special Meeting to solicit additional proxies in favor of the proposal to approve the Merger.

Record Date, Voting Power (see page 7).  Our stockholders are entitled to vote at the Special Meeting if they are shown by our records to have owned shares of our common stock as of the close of business on August 9, 2007, the record date. On the record date, there were 11,046,683 shares of our common stock entitled to vote at the Special Meeting. Stockholders will have one vote at the Special Meeting for each share of our common stock that they owned on the record date.

Vote Required (see page 7).  The approval of the Merger by our stockholders requires the affirmative vote of a majority of all votes entitled to be cast on the Merger. The approval of the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger requires the affirmative vote of a majority of the votes cast at the Special Meeting, even if less than a quorum.

Voting and Revocability of Proxies (see page 8).  We are asking our stockholders to complete, date and sign the accompanying proxy card and promptly return it in the pre-addressed accompanying envelope. All properly executed proxies that we receive before the vote at the Special Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to us, then the underlying shares will be voted FOR the approval of the Merger and FOR the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies. Failure to submit a signed proxy or vote in person at the Special Meeting will have the same effect as a vote against approval of the Merger, but will have no effect on a vote to adjourn or postpone the Special Meeting.

Brokers or banks holding our shares in “street name” may vote the shares on our merger proposal only if the beneficial owner of the shares instructs them on how to vote. Brokers or banks will provide stockholders for whom they hold shares with directions on how to give instructions to vote the shares.

A stockholder may revoke a previously given proxy at any time prior to its exercise at the Special Meeting by delivering a signed notice of revocation or a later-dated, signed proxy to America First’s corporate secretary. If a stockholder attends the Special Meeting in person, he or she may revoke a previously given proxy by either of these methods prior to the exercise of the proxy at the Special Meeting, or by voting in person. A stockholder’s attendance at the Special Meeting does not in itself result in the revocation of a previously given proxy or cause the stockholder’s shares to be voted.

Solicitation of Proxies and Expenses (see page 8).  We will bear the cost and expense associated with the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders by telephone, Internet, facsimile or other electronic means or in person, but these persons will not receive any additional compensation for this solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. Georgeson Inc. will assist in our solicitation of proxies.

The Merger (see page 9)

The Merger (see page 9).  The Merger being submitted for our stockholders’ approval as described in this proxy statement relates to the proposed acquisition of our company by Sentinel. If the Merger is completed, we will be merged with and into the Acquisition Subsidiary, a wholly-owned subsidiary of Sentinel. The Acquisition Subsidiary will be the surviving entity in the Merger, and America First will no longer exist as a separate company. As a result of the Merger, each outstanding share of our common stock (other than any shares that may be held by Sentinel or the Acquisition Subsidiary or by any of our subsidiaries) will be converted into the right to receive the cash consideration described below (see page 25). Our stockholders will have no continuing interest in America First after the Merger. Among other things, the Merger Agreement contains detailed representations and warranties made by us to Sentinel, covenants regarding the conduct of our business pending completion of the Merger, consents and approvals required for and conditions to the completion of the Merger and our ability to consider other acquisition proposals.

Consideration (see page 25).  Upon completion of the Merger, our stockholders will be entitled to receive, for each share of our common stock they hold as of the time immediately before the Merger takes effect, $25.30 in cash, without interest. Based on the number of shares of our common stock outstanding on August 9, 2007 and giving effect to the treatment provided for in the Merger Agreement of all stock options exercisable for our common stock, the aggregate consideration payable by Sentinel to our stockholders and holders of America First options will be approximately $281 million. The payments due to our stockholders may, in some cases, be reduced by the amount of any required tax withholding.

Stock Options (see page 26).  Each stock option to acquire shares of our common stock that is outstanding immediately before the completion of the Merger will be canceled and the holder of that option will be entitled to receive a cash payment equal to the excess, if any, of the $25.30 per share merger consideration over the per share exercise price of the option. The payments due to the holders of America First stock options may be reduced by the amount of any required tax withholding.

Employee Stock Purchase Plan (see page 26).  We accepted payroll deductions to purchase shares of our common stock under our Employee Stock Purchase Plan through June 29, 2007, at which time we applied all accumulated payroll deductions to purchase shares. We have suspended accepting any additional payroll deductions under our Employee Stock Purchase Plan and none of our employees will have accumulated any payroll deductions to acquire shares of our common stock under this plan at the effective time of the Merger. Accordingly, no participant in the Employee Stock Purchase Plan will be entitled to any merger consideration except with respect to shares of our common stock already purchased by them under the Employee Stock Purchase Plan through June 29, 2007.

Anticipated Closing (see page 25).  We expect to close the Merger promptly after the approval of the Merger by our stockholders and after all other conditions to the Merger have been satisfied or waived. At present, we anticipate that the closing will occur in the third calendar quarter of 2007.

Interests of Our Directors and Executive Officers in the Merger (see page 21)

In considering the recommendation of our board of directors to vote for the proposal to approve the Merger, you should be aware that some of our directors and executive officers have personal interests in the Merger that are, or may be, different from, or in addition to, your interests. These interests consist of the following:

•	We currently have change in control severance agreements in place with John H. Cassidy, a Director and our President and Chief Executive Officer; James Egan, our Chief Investment Officer; and Paul Beldin, our Chief Financial Officer, which are described in more detail in “The Merger — Interests of Our Directors and Executive Officers in the Merger — Employment Agreements with Executive Officers” on page 21.

•	All but two of our directors and executive officers own shares of our common stock and will receive merger consideration upon completion of the Merger which is the same as the merger consideration to be received by each of our other stockholders. In addition, each of our directors and executive officers holds options to purchase shares of our common stock. Upon completion of the Merger, each of these stock options, whether or not vested, will be canceled in exchange for a cash payment equal to the excess of the $25.30 per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option.

•	The terms of the Merger Agreement provide for the continuation of indemnification rights (for actions both before and after the Merger) and liability insurance coverage for our current and former directors and executive officers.

Our board of directors was aware of these interests and considered them, among other matters, when approving the Merger Agreement. For a more complete description, see “The Merger — Interests of Our Directors and Executive Officers in the Merger,” beginning on page 21.

Shares Owned by Our Directors and Executive Officers (see page 38).  On the record date, our directors and executive officers were entitled to vote shares of our common stock representing approximately 6.5% of the shares of our common stock outstanding on that date. We expect that all of these shares will be voted in favor of the Merger at the Special Meeting.

Material U.S. Federal Income Tax Consequences of the Merger (see page 22)

The receipt of $25.30 in cash for each share of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will realize a taxable gain or loss as a result of the Merger measured by the difference, if any, between $25.30 per share and your adjusted tax basis in that share. Generally, your adjusted tax basis in a share is the amount you paid for it reduced by that portion of dividends paid to you that were treated as a return of capital for federal income tax purposes. The receipt of cash in exchange for the outstanding stock options will be a taxable transaction for U.S. federal income tax purposes. Holders of stock options (each of whom received their stock options in connection with their employment by, or provision of services to, us) generally will recognize ordinary income equal to the excess of the amount of cash they receive over their adjusted tax basis, if any, in the options surrendered. Payments in exchange for options received in connection with employment by us generally will be subject to applicable income and employment tax withholding.

You should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 22 for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated and the tax consequences to you of the Merger will depend on your particular tax situation. You are urged to consult your tax advisor as to the specific tax consequences to you of the Merger, including the applicability of federal, state, local, foreign and other tax laws.

Stockholders Have No Appraisal Rights With Respect to the Merger (see page 24)

We are organized as a corporation under Maryland law. Under Maryland corporate law, because shares of our common stock were listed on the Nasdaq Global Market on the record date for determining stockholders entitled to vote on the Merger, our stockholders who object to the Merger do not have any dissenters’, appraisal or other similar rights in connection with the Merger.

Delisting and Deregulation of Our Common Stock (see page 24)

If the Merger is completed, our common stock will be delisted from the Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, our shares will no longer be available for trading and we will no longer file periodic reports with the SEC.

Conditions to Completing the Merger (see page 28)

Among other conditions that will need to be satisfied or waived in order to complete the Merger, the Merger must be approved by the stockholders of America First by the affirmative vote of a majority of all votes entitled to be cast on the Merger.

The Merger is not subject to discretionary review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission, and we are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of the Merger. Completion of the Merger requires the filing of Articles of Merger with the State Department of Assessments and Taxation of Maryland and the filing of a Certificate of Merger with the Delaware Secretary of State.

Competing Acquisition Proposals (see page 29)

The Merger Agreement provides that if, at any time before obtaining stockholder approval of the Merger, we receive an unsolicited acquisition proposal that our board of directors determines in good faith to be a superior proposal (as defined in the Merger Agreement), we may terminate the Merger Agreement to enter into a definitive agreement with respect to the superior proposal if our board of directors determines in good faith, after consultation with outside counsel, that failing to take such action may be inconsistent with its obligations under applicable law. If our board of directors terminates the Merger Agreement in order for America First to enter into a definitive agreement with a third party with respect to a superior proposal, as well as in certain other circumstances, we would be obligated to pay Sentinel a termination fee of $8.43 million. See “The Merger Agreement — Fees and Expenses” on page 31.

Termination of the Merger Agreement; Fees and Expenses (see pages 30 and 31)

The Merger Agreement contains provisions addressing the circumstances under which we or Sentinel may terminate the Merger Agreement. In addition, the Merger Agreement provides that, in certain circumstances, we may be required to pay Sentinel a termination fee of $8.43 million. We will also be required to reimburse Sentinel for up to $1 million of its merger-related expenses if the Merger Agreement is cancelled because our stockholders do not approve the Merger. The Merger Agreement also provides that if we exercise our right to terminate the Merger Agreement following a material default by Sentinel (including a failure to complete the Merger as required), Sentinel will be required to pay liquidated damages of $25 million. This right to liquidated damages is our exclusive remedy under the Merger Agreement for a breach by Sentinel.

A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ IT CAREFULLY IN ITS ENTIRETY.

THE COMPANIES

America First Apartment Investors, Inc.

America First is a Maryland corporation that qualifies as a real estate investment trust, for federal income tax purposes. America First is focused primarily on acquiring and operating multifamily apartment properties as long-term investments. America First is the successor to America First Apartment Investors, L.P. (the “Partnership”), which merged with America First as of January 1, 2003. As a result of the merger with the Partnership, America First assumed the assets, liabilities and business operations of the Partnership, including 15 multifamily apartments containing a total of 3,335 rental unit and a 72,007 square foot office/warehouse facility. America First had no material assets or operations prior to its merger with the Partnership.

On June 3, 2004, America First merged with America First Real Estate Investment Partners, L.P. (“AFREZ”). As a result of the merger with AFREZ, America First assumed all of the assets, liabilities and business operations of AFREZ, including 14 multifamily apartment properties containing a total of 2,783 rental units.

As of June 30, 2006, America First owned 32 multifamily apartment properties containing a total of 7,236 rental units and a 72,007-square-foot office/warehouse facility. America First’s multifamily apartment properties are located in the states of Arizona, California, Florida, Illinois, Michigan, Missouri, Nebraska, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, and Virginia.

America First was incorporated in the State of Maryland in 2002. The address of America First’s principal executive office is 1004 Farnam Street, Suite 100, Omaha, Nebraska 68102, and the telephone number at that address is (402) 557-6360. Additional information regarding America First’s business is contained in filings with the Securities and Exchange Commission. See “Where You Can Find Additional Information” on page 41.

Sentinel Omaha LLC

Sentinel Omaha LLC (“Sentinel”) is a Delaware limited liability company which has as its members four real estate investment funds which are affiliates of Sentinel Real Estate Corporation. Sentinel Real Estate Corporation has full discretion over Sentinel and the four investment funds. The four investment funds had a combined net worth in excess of $900 million as of June 30, 2007. Sentinel Real Estate Corporation is an independently owned real estate advisory firm headquartered in New York City with 26 additional offices throughout the country. The firm currently manages approximately $5 billion in real estate assets and is among the largest holders of apartment properties in the United States. Since its inception in 1969, Sentinel Real Estate Corporation it has managed over 123,000 apartment units and has operated properties in most markets throughout the country, including 19 of the 21 markets represented in the America First portfolio.

The address of Sentinel’s principal executive offices is 1251 Avenue of Americas, 35th Floor, New York, NY 10020 and its telephone number is (212) 408-5000.

Sentinel White Plains LLC

Sentinel White Plains LLC (the “Acquisition Subsidiary”) is a Delaware limited liability company and a wholly-owned subsidiary of Sentinel and was formed solely for the purpose of facilitating the acquisition of America First by Sentinel. America First will be merged with and into the Acquisition Subsidiary which will be the surviving entity of the Merger.

The address of the Acquisition Subsidiary’s principal executive offices is 1251 Avenue of Americas, 35th Floor, New York, NY 10020 and its telephone number is (212) 408-5000.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting of our stockholders will be held on Wednesday, September 12, 2007, at 9:00 a.m., local time, at The Doubletree Hotel, 1616 Dodge Street, Omaha, Nebraska.

Purpose of the Special Meeting

At the Special Meeting, we will ask our stockholders to approve the Merger and, if necessary, the adjournment or postponement of the Special Meeting in order to solicit additional proxies in favor of the proposal to approve the Merger. Our board of directors unanimously recommends that our stockholders vote FOR the approval of the Merger and FOR the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on August 9, 2007, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date, 11,046,683 shares of our common stock were issued and outstanding and held by approximately 1,100 holders of record. A quorum will be considered present at the Special Meeting if stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting are represented at the Special Meeting in person or by a properly executed proxy. If a quorum is not present at the Special Meeting, then it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share on each matter submitted to a vote at the Special Meeting.

All votes will be tabulated by the inspector of election appointed for the Special Meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (described below under “Voting of Proxies”). Abstentions and properly executed broker non-votes are counted for the purposes of determining whether a quorum exists at the Special Meeting, but will not be counted as votes cast at the Special Meeting.

Vote Required

The approval of the Merger by our stockholders requires the affirmative vote of a majority of all votes entitled to be cast on the Merger. Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the Special Meeting, including abstentions and broker non-votes, will have the same effect as a vote against the approval of the Merger.

The approval of the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger requires the affirmative vote of a majority of the votes cast at the Special Meeting, even if less than a quorum. Accordingly, abstentions and not voting at the Special Meeting will have no effect on the outcome of this proposal.

Shares Owned by Our Directors and Executive Officers

At the close of business on the record date, our directors and executive officers were entitled to vote, in the aggregate, shares of our common stock representing approximately 6.5% of the shares of our common stock outstanding on that date. We expect that all of these shares will be voted in favor of the Merger at the Special Meeting.

Voting of Proxies

All shares represented by properly executed proxies received before the Special Meeting will be voted at the Special Meeting in the manner specified by such proxies. Properly executed proxy cards that do not contain voting instructions will be voted FOR the approval of the Merger and FOR the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies. Shares of our common stock represented at the Special Meeting but not voting, including shares of our common stock for which proxies have been received but with respect to which holders of shares have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the approval of the Merger, including shares represented by properly executed proxy cards that do not contain voting instructions, will be counted as votes in favor of the Merger. If a stockholder abstains from voting or does not furnish a valid proxy, the stockholder’s shares effectively will count as being voted against the approval of the Merger. Brokers or banks who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to approve the Merger, then, in either case, the shares will not be voted on the proposal to approve the Merger and will effectively count as being votes against the approval of the Merger. This is known as a “broker non-vote.” Properly executed broker non-votes will be counted as shares present for the purposes of determining the presence of a quorum. Broker non-votes will have no effect on the vote with respect to a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger.

Revocability of Proxies

You can change a vote or revoke a previously given proxy at any time before your proxy is exercised at the Special Meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy bearing a later date. If you choose either of these two methods, then you must submit your notice of revocation or your new proxy to us at the following address before your original proxy is exercised at the Special Meeting: America First Apartment Investors, Inc., 1004 Farnam Street, Suite 100, Omaha, Nebraska 68102, Attention: Corporate Secretary. Third, you can attend the Special Meeting and vote in person or deliver a later-dated duly executed proxy, in either case prior to the exercise of your original proxy at the Special Meeting. Your attendance at the Special Meeting will not, in and of itself, result in the revocation of a proxy or cause your shares to be voted. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or other electronic means or in person. We will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. We will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

Georgeson, Inc. (“Georgeson”) will assist us in our solicitation of proxies. We will pay Georgeson a fee (which we do not expect will exceed $7,500), and will reimburse Georgeson for certain out-of-pocket expenses.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES.  A transmittal form with instructions for the surrender of certificates representing shares of our common stock in exchange for the $25.30 per share merger consideration will be mailed to stockholders shortly after completion of the Merger.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Merger at the special meeting of stockholders. Any adjournments or postponements to a date not more than 120 days from the record date may be made without notice, other than by an announcement at the Special Meeting, by affirmative vote of holders of a majority of the voting power present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any signed proxies received by us and not containing any contrary instructions will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGER

Background of the Merger

Since commencing operations as a real estate investment trust (a “REIT”) on January 1, 2003, we have followed a strategic plan that is focused on acquiring and managing multifamily apartment properties as long-term investments with the goal of generating increasing amounts of net rental income from these properties to provide our stockholders with a secure and growing dividend as well as an increasing net asset value. In addition to the organic growth we have accomplished through acquisitions of individual properties, we completed a merger with America First Real Estate Investment Partners, L.P. in June 2004, through which we acquired 14 multifamily apartment properties containing 2,783 rental units. That merger essentially doubled the size of our property portfolio.

Although the implementation of our strategic plan has increased our funds from operations, allowed us to pay regular dividends at increasing rates and generally resulted in increased trading prices for our common stock, over the past several months a number of factors led our senior management and board of directors to consider alternatives to continuing to implement our strategic plan as a stand-alone company. In particular, our senior management and board of directors took note that our company has a relatively small market capitalization and a relatively high cost of capital. These factors limit our ability to grow our company profitably through acquisitions, which is one of the principal components of our strategic plan, since it is difficult to compete with other acquirers of multifamily apartments that have lower capital costs and greater access to capital. Our relatively small size also causes our general and administrative costs, including the costs we incur to be a publicly traded company, to represent a higher percentage of our revenues than some of our larger competitors. Also, due to our small market capitalization, there are no securities analysts publishing research on our company and we have low stock trading volumes. These factors make it difficult to attract institutional investors to invest in our stock. Management and our board of directors believe that these and other factors have resulted in our common stock trading at prices that, in the opinion of our management and directors, do not fully reflect the value of our company.

From time to time we receive unsolicited expressions of interest to engage in various strategic transactions. On November 1, 2006, we received an unsolicited indication of interest from Municipal Capital Appreciation Partners (“MCAP”) to acquire the company for $20.25 per share. The closing price per share for our common stock on November 1, 2006 was $17.71. Our board determined that the price offered by MCAP was inadequate and declined to pursue discussions with MCAP.

Around the time we received this indication of interest, our management team, having considered the general market conditions and trends in our industry, determined that a review of strategic alternatives might be appropriate. At that time, capital flows into public and private real estate were strong and REIT valuations, including those of multifamily REITs such as our company, were at all-time highs on a relative and absolute basis. Market conditions were leading to a series of sales of REITs, including a REIT that was similar to us in many respects, at valuations that by historical standards appeared attractive. It appeared to our management team that the conditions producing this phenomenon included substantial liquidity (cash available for investment) and heightened interest in the entire real estate asset class from various kinds of investors, including investors that traditionally had not been focused on real estate. At the same time, our management concluded that macroeconomic factors suggested an uncertain long-term outlook for our sector and there was reason to believe that the favorable market conditions might be temporary, in which case the current time might represent a limited window of opportunity within which to explore transactions that might help maximize shareholder value. Our management team presented these views to our board of directors and, with the approval of our board, interviewed several investment banks with a view to selecting one to advise the board on our strategic alternatives. At a board meeting held on January 19, 2007, the board authorized our management to retain Lazard to advise it regarding strategic alternatives, including a possible sale of the entire company. An engagement letter with Lazard was executed on February 6, 2007. Our board selected Lazard based on management’s recommendation, taking into account Lazard’s reputation and expertise and the quality of the presentations made by Lazard.

Representatives of Lazard, Clifford Chance US LLP, special transaction counsel to the company, Kutak Rock LLP, regular outside counsel to the company, and management met with our board of directors at its regular quarterly meeting on February 8, 2007 to discuss potential strategic alternatives that America First could pursue in order to maximize shareholder value. Following the discussion, our directors authorized Lazard to approach a limited number of parties to assess their interest in pursuing a possible purchase of America First. The board directed that if possible, the process should be conducted on a confidential basis, so as to minimize potential disruption in our ongoing business operations.

On February 21, 2007, a real estate investment banking firm submitted an unsolicited cash offer to acquire the company for $22.00 per share. The closing price per share for our common stock on February 21, 2007 was $19.50.

On March 6, 2007, MCAP issued a press release announcing its intention to nominate an alternative slate of directors for election at our annual stockholders meeting scheduled for May 23, 2007. Among other things, MCAP suggested that their nominees would encourage us to explore strategic alternatives, including a possible sale. The closing price per share for our common stock on March 6, 2007 was $19.66.

In mid-March, 2007, Lazard initiated a limited solicitation of indications of interest from parties it had identified following consultation with our senior management and board of directors. Representatives of Lazard contacted approximately 25 parties, which included both potential strategic and financial buyers. Of this group, 14 executed confidentiality agreements and received copies of a confidential information memorandum regarding America First and its business that was prepared by Lazard with the assistance of our management.

On April 2, 2007, we announced publicly that we had initiated a process to review strategic alternatives. Our board decided to do so because, following MCAP’s public announcement, the goal of minimizing disruption by keeping our process confidential no longer was realistic. Following our public announcement, representatives of Lazard contacted 12 additional potential acquirers, all of which executed confidentiality agreements and received copies of the confidential information memorandum. The closing price per share for our common stock on April 2, 2007 was $20.26.

One of the potential acquirers approached on our behalf by representatives of Lazard was Winthrop Realty Trust, which at that time was our largest shareholder, with a 7.2% ownership position. Winthrop declined to sign the form of confidentiality agreement provided to the other parties approached by Lazard. On April 11, 2007, Winthrop notified us that it believed the process being utilized by us to explore a potential sale of the Company was flawed to the detriment of all non-management shareholders. In particular, Winthrop objected to the standstill provisions of the confidentiality agreement on the basis that significant shareholders (such as Winthrop) should receive more favorable treatment in any strategic review process than other parties. Winthrop repeated this contention in a filing it made with the SEC on April 12, 2007. The closing price per share for our common stock on April 12, 2007 was $22.05.

By May 2, 2007, 14 written (and two verbal) preliminary indications of interest to acquire America First had been submitted to Lazard. These written indications of interest ranged from $19.00 to $24.50 per share and included a new indication of interest from the party which had submitted an unsolicited indication of interest on February 21, 2007. Following our public announcement on April 2, 2007 that we had engaged Lazard to assist in our review of strategic alternatives, no other proposals or indications of interest regarding an acquisition of our company were received by Lazard or us from MCAP or Winthrop. The closing price per share for our common stock on May 2, 2007 was $22.36.

On May 7, 2007, our board of directors held a telephonic meeting with senior management and representatives of Lazard, Clifford Chance and Kutak Rock. At this meeting, representatives of Lazard reviewed with the board the indications of interest that had been received and the process that had been undertaken since the board’s meeting on

February 8. Representatives of Clifford Chance reviewed with the board a draft of a proposed Merger Agreement that had been prepared for use in connection with a potential sale of the Company. The board authorized Lazard to continue discussions and provide additional diligence opportunities to six parties that had been identified as the most likely to be able to conclude a strategic transaction on terms that would be acceptable to the board and the Company’s shareholders, and instructed Lazard to encourage the six parties to improve the indicative prices contained in their indications of interest. Those indicative prices ranged from $23.00 per share to $24.50 per share. On May 15, 2007, one of the potential acquirers which was not initially selected to participate in further discussions submitted an improved preliminary indication of interest to acquire the company and was subsequently invited to participate. The closing price per share for our common stock on May 15, 2007 was $22.25. During the week of May 20, 2007, one of the parties that was invited to participate in further discussions withdrew from the process.

On May 22, 2007, representatives of Lazard distributed the draft form of Merger Agreement to the six remaining participants in the process for use in connection with definitive proposals to acquire America First, along with formal instructions on the process to be followed by the participants in making their proposals. Among other things, the instructions required that comments on the draft Merger Agreement were to be furnished to Clifford Chance by June 11, 2007 and final written proposals were to be submitted to Lazard on June 18, 2007.

On May 23, 2007, our board of directors held its regular quarterly meeting in Omaha, Nebraska, during which it received reports from senior management on our year-to-date financial performance, plans for property acquisitions and dispositions and other information germane to our operations. In addition, senior management updated the directors regarding the process for exploring a strategic transaction and responded to questions from directors regarding the process.

On June 11, 2007, four parties submitted comments on the proposed form of Merger Agreement. On June 14, 2007, our board of directors met telephonically with representatives of Lazard, Clifford Chance, Kutak Rock and management to review and discuss these comments. Our board gave guidance on how to respond to these various comments. Also at the meeting, representatives of Lazard briefed our directors regarding current trends in the market for REIT stocks, including the recently increased level of volatility in REIT share prices that appeared to have resulted, among other things, from some sharp increases in interest rates. Following these developments, the share prices of several multifamily apartment REITs had declined significantly from their highs earlier in the year. Lazard also provided the board with illustrative examples of the impact that rising interest rates might have on the price a potential buyer would be willing to pay to acquire the company. The closing price per share for our common stock on June 11, 2007 was $22.12. Over the next several days, at the direction of the board, Clifford Chance spoke with counsel to each of the four prospective acquirers that submitted comments on the form of Merger Agreement about various improvements each should consider making to the proposals reflected in their comments.

On June 18, 2007, three definitive proposals to acquire America First were submitted in writing to Lazard. The prices reflected in the definitive proposals ranged from $19.00 to $25.30 per share. A fourth participant provided a verbal indication of interest, subject to finalization of financing arrangements, but ultimately did not submit a written proposal to acquire America First. Each of the final bidders was one of the companies identified by Lazard and discussed with our directors at the meeting on May 7, 2007.

Our board of directors met telephonically on June 19, 2007, with representatives of Lazard, Clifford Chance, Kutak Rock and management. During the meeting, Lazard reported on the three written proposals received and representatives of Clifford Chance reviewed certain revisions that the prospective acquirers had agreed to make to the forms of merger agreements they had previously submitted. Based on the terms of the proposals submitted, our directors instructed Lazard and Clifford Chance to continue negotiations with the parties who submitted the two highest proposals.

Our directors met telephonically on June 21, 2007 with representatives of Lazard, Clifford Chance, Kutak Rock and management, who indicated that negotiations were still ongoing and that they expected to have a definitive proposal for consideration by the board on the following day.

On June 22, 2007, our board of directors, with all directors present, met telephonically with representatives of Lazard, Clifford Chance, Kutak Rock and management. Prior to the meeting, a draft of a proposed definitive Merger Agreement among Sentinel, the Acquisition Subsidiary and America First and related materials prepared by

Clifford Chance, together with a report from Lazard on the financial aspects of the transaction, had been circulated to our directors. Mr. Cassidy reported to our directors that a definitive proposal for a merger had been negotiated with Sentinel, subject to two minor open issues, and that senior management was ready to recommend the merger to the board subject only to the resolution of the two open items and final confirmation of Sentinel’s equity and debt commitments. Representatives of Clifford Chance reviewed in detail the principal terms of the proposed Merger Agreement and answered questions from the directors regarding those terms. Representatives of Lazard described the price negotiations and noted that the price then being offered by Sentinel represented a significant increase from the price reflected in Sentinel’s indication of interest. They advised that, despite being pressed to do so, Sentinel had declined to further increase the price it was willing to offer for our shares. The Lazard representatives then reviewed the financial aspects of the proposed transaction and rendered Lazard’s opinion (orally, which was subsequently confirmed in writing) to the effect that the price of $25.30 per share proposed by Sentinel was fair, from a financial point of view, to our stockholders. Our management told our board that they recommended acceptance of Sentinel’s proposal and described the reasons for the recommendation. After a discussion, our directors voted unanimously in favor of the merger and approved the Merger Agreement on the terms presented to it, subject to final resolution of the two remaining open items, and authorized management to finalize negotiations consistent with these terms. Later that evening, the terms of the Merger Agreement were finalized and the Merger Agreement was executed.

Reasons for the Merger

Our board of directors consulted with our senior management team and with our financial and legal advisors and considered a number of factors, including (but not limited to) those set forth below, in reaching its decision to approve the Merger Agreement, declare the Merger advisable and recommend that our stockholders vote FOR approval of the Merger:

•	Information already known to our board of directors, as to our business, financial condition, results of operations and competitive position, the nature of our business and the industry in which we compete, economic and market conditions on both a historical and a prospective basis, as well as our strategic and financial objectives and the risks that would be involved in achieving those objectives if we were to remain independent;

•	The business plans developed by our management team, the prospects of significantly increasing our profitability through implementation of those plans, and the risk that those plans might not be implemented as forecast;

•	The results of an exploration of strategic alternatives, a process we announced on April 2, 2007;

•	The fact that the price proposal was substantially higher than the prices reflected in the two unsolicited indications of interest that we received, and also exceeded the original amount bid by Sentinel when it submitted its original indication of interest on May 2, 2007 as described above in “Background of the Merger”;

•	The merger consideration is all cash, which provides certainty of value to our stockholders and immediate liquidity;

•	The fact that the price proposal was 14.5% above the closing trading price of shares of our common stock on June 21, 2007, the day before the Merger Agreement was signed;

•	The fact that the price proposal was 10.0% above the all time high closing trading price of shares of our common stock which occurred on May 3, 2007;

•	The fact that the price proposal was 15.1% above the average trading price of shares of our common stock for the 60 trading days prior to June 21, 2007, the day before the Merger Agreement was signed;

•	The fact that the price proposal was 14.4% above the average trading price of shares of our common stock for the 30 trading days prior to June 21, 2007, the day before the Merger Agreement was signed;

•	The fact that the price proposal was 24.9% above the closing trading price of shares of our common stock on March 30, 2007, the day before we announced that we were exploring strategic alternatives;

•	The judgment of our board of directors that $25.30 per share represented the highest consideration that Sentinel was willing to pay, and the highest per share value realistically obtainable on June 22, 2007, the date on which the board approved the Merger Agreement;

•	The conclusion of our board of directors that continuing discussions with other bidders, or soliciting interest from additional third parties, would be unlikely to lead to an equivalent or better offer and could lead to the loss of the proposed offer from Sentinel;

•	The familiarity of Sentinel, and the complementary nature of its investment portfolio and business, with our investment portfolio and business;

•	The terms of the Merger Agreement, which provide us with an ability to respond to an unsolicited offer that is superior to the Merger, and to terminate the Merger Agreement and enter into an agreement with respect to such an offer, as described under “The Merger Agreement — Acquisition Proposals”;

•	The opinion delivered to our board of directors by Lazard to the effect that, as of the date of its opinion, the $25.30 in cash per share to be paid to the holders of our common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as described below under “Opinion of Our Financial Advisor — Lazard Frères & Co. LLC.” The full text of this written opinion letter is attached to this proxy statement as Annex B;

•	The closing conditions included in the Merger Agreement, including the likelihood that the Merger would be approved by our stockholders;

•	The other terms of the Merger Agreement, as reviewed by our board of directors with its legal advisors, including the absence of a financing condition and the respective representations, warranties and covenants of both parties; and

•	The effects of the Merger on our employees, and the terms of the Merger Agreement relating to employee benefit matters.

In addition to taking into account the foregoing factors, our board of directors considered the following potentially negative factors in reaching its decision to approve the Merger Agreement, declare the Merger advisable and recommend that our stockholders vote FOR approval of the Merger:

•	The possible effect of the public announcement of the transaction on the continuing commitment of our employees and management pending the vote of our stockholders to approve the Merger and completion of the Merger;

•	The fact that the Merger will be a taxable transaction to our stockholders for U.S. federal income tax purposes;

•	The fact that because our stockholders are receiving cash for their shares of our common stock they will not participate in any potential future growth of either America First or Sentinel;

•	The terms of the Merger Agreement that prohibit the solicitation of other acquisition proposals;

•	The fact that, under the terms of the Merger Agreement, we are required to pay Sentinel a termination fee if we terminate the Merger Agreement to accept a superior proposal for a business combination or acquisition, and that our obligation to pay the termination fee might discourage other parties from proposing a business combination with, or an acquisition of, America First, as described under “The Merger Agreement — Termination” and “Fees and Expenses”;

•	The risks and costs to us if the Merger does not close, including the diversion of management and employee attention, employee attrition and the potential negative effects on other business relationships;

•	The interests of certain of our directors and executive officers that are different from, or in addition to, the interests of our stockholders generally, as described below under “Interests of Our Directors and Executive Officers in the Merger;”

•	The restrictions on the conduct of our business prior to the consummation of the Merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from taking certain actions prior to completing the Merger that we otherwise would be free to take; and

•	That there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if approved by our stockholders.

The foregoing discussion of the information and factors considered by our board of directors, while not exhaustive, includes the material factors considered by our board of directors in determining whether to approve the Merger Agreement, declare the Merger advisable and recommend approval of the Merger to our stockholders. In view of the variety of factors considered in connection with its evaluation of the Merger, our board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. Our board of directors considered all of the factors as a whole and considered the factors in their totality to be favorable to and supportive of its decision.

The foregoing discussion of our board of directors’ considerations relating to the Merger is forward-looking in nature. This information should be read in light of the discussions under the heading “Special Note Regarding Forward-Looking Statements.”

Recommendation of Our Board of Directors

Our board of directors has adopted a resolution declaring that the Merger is advisable on substantially the terms and conditions set forth in the Merger Agreement. Our board of directors unanimously recommends that our stockholders vote FOR the approval of the Merger and FOR the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger.

Opinion of Our Financial Advisor — Lazard Frères & Co. LLC

Under an engagement letter dated February 6, 2007, we retained Lazard to render an opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be paid in the Merger. On June 22, 2007, Lazard rendered its oral opinion to our board of directors, subsequently confirmed in writing, that, as of such date, the merger consideration of $25.30 in cash per share to be paid to the holders of our common stock in the Merger was fair, from a financial point of view, to such holders.

The full text of the Lazard opinion is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex B. You are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the Lazard opinion. Lazard’s written opinion was directed to our board of directors in connection with its consideration of the Merger and only addressed the fairness to the holders of our common stock of the merger consideration to be paid to such holders in the Merger from a financial point of view as of the date of the Lazard opinion. Lazard’s written opinion did not address the merits of the underlying decision by us to engage in the Merger, and was not intended to and does not constitute a recommendation to our stockholders as to how such stockholders should vote with respect to the Merger or any matter relating thereto. Lazard expressed no opinion as to the price at which our common stock may trade prior to consummation of the Merger. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumed no responsibility for updating or revising the Lazard opinion based on circumstances or events occurring after the date of the Lazard opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire Lazard opinion.

In the course of performing its review and analyses in rendering the Lazard opinion, Lazard:

•	reviewed the financial terms and conditions of the Merger Agreement;

•	analyzed certain publicly available historical business and financial information relating to our company;

•	reviewed various financial forecasts and other data provided to Lazard by us relating to the business and prospects of our company;

•	held discussions with members of our management with respect to the business and prospects of our company;

•	reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of our company;

•	reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to those of our company;

•	reviewed the historical share prices and trading volumes of our common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of our company, or concerning the solvency or fair value of our company. With respect to financial forecasts, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the future financial performance of our company. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

In rendering the Lazard opinion, Lazard assumed that the Merger would be consummated on the terms described in the Merger Agreement without any waiver or modification of any material terms or conditions by our company, and that obtaining the necessary regulatory approvals for the Merger would not have an adverse effect on our company or the Merger. Lazard also assumed that the executed agreements in connection with the Merger would conform in all material respects to the draft agreements reviewed by Lazard. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger, nor did the Lazard opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that our company obtained such advice we deemed necessary from qualified professionals.

The following is a summary of the material financial and comparative analyses that Lazard deemed appropriate for this type of transaction and that were performed by Lazard in connection with rendering the Lazard opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of our company. No company, transaction or business used in Lazard’s analyses as a comparison is identical to our company or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Public Market Valuation Analysis.  Lazard reviewed and analyzed selected public companies that it viewed as reasonably comparable to our company. In performing this analysis, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for our company.

The companies included in this analysis were:

•	AIMCO Properties, L.P.;

•	Archstone-Smith Trust;

•	Associated Estates Realty Corporation;

•	AvalonBay Communities, Inc.;

•	BRE Properties, Inc.;

•	Camden Property Trust;

•	Essex Property Trust, Inc.;

•	Equity Residential;

•	Home Properties, Inc.;

•	Mid-America Apartment Communities, Inc.;

•	Post Properties, Inc.; and

•	United Dominion Realty Trust, Inc.

Using publicly available information and market data as of June 21, 2007, Lazard calculated and analyzed the price per share of each of the comparable companies listed above as a multiple of its respective estimated 2007 and 2008 Funds From Operations, or FFO, per share.

The analysis indicated the following multiples:

	Low	Median	Mean	High

2007E FFO Multiple	13.4x	19.1x	19.4x	25.9x
2008E FFO Multiple	12.0x	17.7x	18.0x	24.8x

Based on the foregoing, Lazard determined a price per share based on estimated 2008 FFO multiples range of 12.0x to 24.8x, and applied that range to America First’s estimated 2008 FFO per share, resulting in a range of implied share prices for our common stock of $17.63 to $36.42.

Comparable Peers Valuation Analysis.  Lazard reviewed and analyzed selected public companies that it viewed as most comparable to our company with respect to asset quality and geographic location of assets. In performing this analysis, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for our company. The four comparable companies that Lazard selected for this analysis were a subset of the 12 companies that Lazard selected for the public market valuation analysis.

The companies included in this analysis were:

•	AIMCO Properties, L.P.;

•	Associated Estates Realty Corporation;

•	Home Properties, Inc.; and

•	Mid-America Apartment Communities, Inc.

Using publicly available information and market data as of June 21, 2007, Lazard calculated and analyzed the price per share of each of the comparable companies listed above as a multiple of their respective estimated 2007 and 2008 FFO per share.

The analysis indicated the following multiples:

	Low	Median	Mean	High

2007E FFO Multiple	13.4x	15.1x	15.0x	16.2x
2008E FFO Multiple	12.0x	14.0x	13.8x	15.1x

Based on the foregoing, Lazard determined a price per share based on estimated 2008 FFO multiples range of 12.0x to 15.1x, and applied that range to America First’s estimated 2008 FFO per share, resulting in a range of implied share prices for our common stock of $17.63 to $22.19.

Unlevered Discounted Cash Flow Analysis.  Lazard performed an unlevered discounted cash flow analysis in order to calculate a range of implied share prices for our common stock based on the present value (as of May 31, 2007) of our projected unlevered free cash flows during the years 2007 through 2013 and the present value of the estimated terminal value of America First in 2013, based on 2014 estimated net operating income, or NOI, after recurring capital expenditures. The unlevered discounted cash flow analysis was based on financial forecasts provided by our management.

In calculating the terminal value of America First in 2013, Lazard assumed capitalization rates ranging from 6.75% to 7.50%, and applied that range to America First’s estimated 2014 NOI, after recurring capital expenditures. The projected unlevered free cash flows were then discounted to present value using discount rates ranging from 7.5% to 9.0%, based on prevailing unlevered return expectations for institutional investors. Based on this analysis, Lazard calculated an implied enterprise value range for America First of approximately $464.4 million to $539.1 million. Assuming net debt and other balance sheet adjustments as of May 31, 2007 of approximately $245.5 million, Lazard calculated a range of implied share prices for our common stock of $19.71 to $26.42.

Adjusted NAV Analysis.  Lazard performed an adjusted NAV analysis in order to calculate a range of implied share prices for America First’s common stock based on the private market value of our operating real estate. In calculating the market value of our operating real estate, Lazard assumed capitalization rates ranging from 6.20% to 6.70%, and applied such ranges to our estimated 2007 GAAP NOI after recurring capital expenditures.

Lazard then calculated the implied total equity value of our company, based on America First’s net debt (as adjusted for a mark to market) as of May 31, 2007, net other assets as of May 31, 2007 and transaction costs, resulting in a calculated range of implied share prices for our common stock of $21.07 to $24.53.

Comparable Transactions Analysis.  Lazard reviewed and analyzed 49 recent precedent merger and acquisition transactions involving public real estate investment companies with transaction enterprise values greater than $400 million. In performing this analysis, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to companies in the selected transactions and compared such information to the corresponding information for America First.

Lazard reviewed the offer price per share in each of the precedent transactions as a multiple of the target company’s estimated FFO per share. For precedent transactions in which the announcement date of the transaction occurred prior to April 30 of the relevant year, Lazard reviewed the target company’s estimated FFO per share as of the announcement date for the year in which the transaction was announced. For precedent transactions in which the announcement date of the transaction occurred after April 30 of the relevant year, Lazard reviewed the target company’s estimated FFO per share as of the announcement date for the first full year after the year in which the transaction was announced.

The precedent transactions were (listed by acquirer followed by the acquired company and the date the transaction was publicly announced):

Acquirer	Target Company	Announcement Date

Whitehall Street Global Real Estate Investors	Equity Inns	June 21, 2007
Tishman Speyer and Lehman Brothers	Archstone-Smith Trust	May 29, 2007
Morgan Stanley Real Estate	Crescent Real Estate Equities Company	May 22, 2007
Apollo/Aimbridge/JF Capital Advisors	Eagle Hospitality Properties Trust	April 30, 2007
J.E. Roberts Cos	Highland Hospitality Corp.	April 24, 2007
Apollo	Innkeepers USA Trust	April 15, 2007
Macquarie Bank/Kaupthing Bank	Spirit Finance Corp.	March 13, 2007
Centro Properties Group	New Plan Excel	February 27, 2007
Wilbur Acquisition Holding Co.	Winston Hotels	February 21, 2007
Simon Property Group/Farallon Capital Mgmt	Mills Corporation	January 17, 2007
Ventas Inc.	Sunrise Senior Living REIT	January 15, 2006
Blackstone Group LP	Equity Office Properties	November 20, 2006
JP Morgan Asset Management	Columbia Equity Trust	November 6, 2006
GE Capital Franchise Finance Corp	Trustreet Properties	October 30, 2006
Record Realty Trust	Government Properties Trust	October 23, 2006
Health Care REIT	Windrose Medical Properties	September 13, 2006
Babcock & Brown	BNP Residential	August 31, 2006
Morgan Stanley Real Estate	Glenborough Realty Trust	August 21, 2006
Revenue Properties Company Ltd.	Sizeler Property Investors, Inc.	August 21, 2006
SL Green Realty Corporation	Reckson Associates Realty Corporation	August 3, 2006
Lexington Corporate Properties Trust	Newkirk Realty Trust	July 24, 2006
Kimco	Pan Pacific Retail Property Trust	July 10, 2006
Centro Watt	Heritage Property Investment Trust	July 9, 2006
Brookfield Properties/Blackstone Group LP	Trizec/Trizec Canada	June 5, 2006
Blackstone Group LP	CarrAmerica Realty Corp.	March 6, 2006
Morgan Stanley/Onex/Sawyer Realty	The Town and Country Trust	February 16, 2006
LBA Realty	Bedford Property Investors	February 10, 2006
General Electric	Arden Realty	December 22, 2005
CalEast Industrial Investors	CenterPoint Properties	December 7, 2005
Morgan Stanley Prime Fund	Amli Residential	October 24, 2005

Acquirer	Target Company	Announcement Date

Brandywine Realty Trust	Prentiss Properties Trust	October 3, 2005
DRA Advisors	Capital Automotive	September 6, 2005
DRA Advisors	CRT Properties Inc	June 17, 2005
ING Clarion	Gables Residential Trust	June 7, 2005
ProLogis	Catellus	June 6, 2005
Lightstone Group Inc	Prime Group Realty Trust	February 17, 2005
Centro Properties Group	Kramont Realty Trust	December 19, 2004
Colonial Properties Trust	Cornerstone Realty Income Trust Inc	October 25, 2004
Camden Property Trust	Summit Properties	October 4, 2004
PL Retail LLC	Price Legacy Corp	August 24, 2004
General Growth Properties Inc	Rouse Co	August 20, 2004
Simon Property Group Inc	Chelsea Property Group Inc	June 21, 2004
ProLogis	Keystone Property Trust	May 3, 2004
HRPT Properties Trust	Hallwood Realty Partners LP	April 16, 2004
Aslan Realty Partners II LP/Transwestern	Great Lakes REIT Inc.	January 22, 2004
Kimco Realty Corp	Mid-Atlantic Realty Trust	June 18, 2003
Hometown America LLC	Chateau Communities Inc	May 29, 2003
Pennsylvania Real Estate Investment Trust	Crown American Realty Trust	May 14, 2003
CNL Financial Group Inc	RFS Hotel Investors Inc	May 8, 2003

The analysis indicated the following multiples:

	Low	Median	Mean	High

Estimated FFO Multiple	6.8x	15.0x	15.1x	24.4x

Based on this analysis, Lazard determined a price per share based on estimated FFO per share multiple range of 6.8x to 24.4x, and applied that range to our estimated 2008 FFO per share, resulting in a range of implied share prices for our common stock of $9.98 to $35.86.

Dividend Discount Analysis.  Lazard performed a dividend discount analysis in order to calculate a range of implied share prices for our common stock based on the present value of our projected future dividend stream during the years 2007 through 2011 and the present value of the estimated terminal value of our common stock in 2011. The dividend discount analysis was based on financial forecasts (including dividend policies) for America First, as provided by our management.

This analysis was based on a range of discount rates from 7.82% to 8.82% and a terminal value of our common stock based on a one-year forward FFO multiple range of 13.5x to 16.5x, applied to our estimated 2012 FFO. Lazard calculated a range of implied share prices for our common stock of $19.88 to $24.34.

Stock Price Comparison.  Lazard compared the merger consideration to the historical price performance of our common stock. The following table details the comparison:

		Proposed Offer Price
		of $25.30
Period	Price	Premium/Discount

Last Close — 06/21/2007	$22.10	14.5%
10 Day Average as of 06/21/2007	22.19	14.0%
30 Day Average as of 06/21/2007	22.11	14.4%
60 Day Average as of 06/21/2007	21.97	15.1%
2005 Average	12.41	103.9%
2006 Average	15.59	62.3%
52-Week High — 05/03/2007	23.00	10.0%
52-Week Low — 07/20/2006	14.50	74.5%
All Time High — 5/03/2007	23.00	10.0%
All Time Low — 12/04/1995	6.00	321.7%
Rumors Circulated — 03/26/2007	19.75	28.1%
Public Announcement — 04/02/2007	20.26	24.9%

Lazard observed that the proposed merger consideration of $25.30 per share exceeded the trading price of our common stock as of June 21, 2007, which was the high price of our common stock for the 52-week period ending June 21, 2007, the all-time high price of our common stock as of June 21, 2007 and the average price of our common stock for the 60-day period ending June 21, 2007.

Premiums Paid Analysis.  Using publicly available information, Lazard performed a premiums paid analysis in order to calculate a range of implied share prices for our common stock based on the implied premiums paid in 48 precedent transactions involving public real estate investment companies that were announced from May 2003 through June 2007 with transaction enterprise values in excess of $300 million.

The analysis was based on the one-day implied premiums paid in the precedent transactions indicated. Lazard calculated the implied premiums by comparing the per share offer price at the announcement of the transaction to the target company’s stock price one day prior to the announcement of the transaction.

The analysis indicated the following premiums paid:

	Low	Median	Mean	High

One-Day Premiums Paid	(6.5)%	10.6%	11.8%	42.1%

Based on the foregoing, Lazard determined a premium reference range of (6.5%) to 42.1%, and applied that range to the closing price for our common stock on March 23, 2007 of $19.75 per share, which reflected, in their view, a closing price for our common stock that was undisturbed by speculation regarding a potential strategic transaction. Lazard calculated a range of implied share prices for our stock of $18.46 to $28.06.

Miscellaneous.  Lazard’s opinion and financial analyses were not the only factors considered by our board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of our board of directors or the management of our company. Lazard has consented to the inclusion of and references to the Lazard opinion in this proxy statement.

Pursuant to our engagement letter with Lazard, we paid Lazard (i) a retainer fee of $150,000 at the time we entered into the engagement letter and (ii) an opinion fee of $1 million at the time they provided their opinion to our board of directors regarding the Merger. We will also pay Lazard a transaction fee equal to 0.85% of the aggregate merger consideration, (including the amount of our debt assumed by the Acquisition Subsidiary), but only if and when the Merger is consummated. The estimated amount of the transaction fee is approximately $4.5 million. If the transaction fee becomes payable to Lazard, the amount of the retainer fee and opinion fee will be credited against it. We have also agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, we have agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard’s engagement. Lazard may have provided and may provide investment banking services to Sentinel Omaha LLC or to one or more of its portfolio companies or other affiliates, for which Lazard has received customary fees. In addition, in the ordinary course of their respective businesses, Lazard, Lazard Capital Markets LLC (an entity owned in large part by managing directors of Lazard) and/or their respective affiliates may actively trade securities of our company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard was selected to act as investment banker to our company because of its expertise, its reputation in investment banking and mergers and acquisitions and its independence with respect to the Merger and the other transactions contemplated by the Merger Agreement.

Merger Financing; Source and Amounts of Funds

Sentinel’s obligation to complete the Merger is not conditioned upon its ability to obtain funds sufficient to do so. Sentinel has represented to us that it has, and as of the closing of the Merger will have, the funds necessary to consummate the Merger. The total amount of funds required by Sentinel to consummate and to pay all the merger consideration and related fees and expenses in connection with the Merger is estimated to be approximately $293.3 million. Sentinel has advised us that it expects to obtain the required funds from existing cash resources (including commitments to contribute equity capital from the four investment funds which are its members) and through debt financing for which it has obtained a commitment, subject to standard closing conditions, from a lender. In connection with the Merger, the Acquisition Subsidiary expects to also assume the long-term debt of America First which equaled approximately $250 million as of June 30, 2007.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the Merger, our stockholders should be aware that some of our directors and executive officers have personal interests in the Merger that are, or may be, different from, or in addition to, your interests. Our board of directors was aware of the interests described below and considered them, among other matters, when approving the Merger Agreement and recommending that stockholders vote to approve the Merger.

Employment Agreements with Executive Officers.  We currently have employment agreements in place with each of our executive officers, John H. Cassidy, James Egan and Paul Beldin, that provide for severance payments to them if their employment is terminated within twelve months after, or in contemplation of, a “change in control” of America First. These agreements generally provide, among other things, that if, in contemplation of or within twelve months after a “change in control,” such person’s employment is terminated (i) by America First without cause (other than on account of specified causes, death or disability), or (ii) by the executive for certain defined reasons, the executive will be entitled to the following: (a) a severance payment equal to twelve months of his base salary as of the date of the termination plus an amount representing a bonus for year-to-date performance as determined by the Compensation Committee, but which will be not less than 20% of the threshold-level bonus for that year; and (b) an additional cash payment equal to $1,000,000 in the case of Mr. Cassidy, $375,000 in the case of Mr. Egan, and $187,500 in the case of Mr. Beldin. In no event, however, may the total severance payments (including, among other things, the value of any early vesting of stock options or other equity-based awards which may occur as a result of a change in control) made to any executive officer exceed the maximum amount which may be paid without imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code or resulting in a loss of tax deduction to America First under Section 280G of the Internal Revenue Code. The Merger qualifies as a “change in control” under these employment agreements.

Messrs. Cassidy, Egan, and Beldin are subject to certain non-competition arrangements that will restrict each executive’s ability to compete with America First for a period of time after each executive’s employment ends.

Outstanding Stock Options.  Each outstanding unexercised stock option to purchase our common stock will become vested and be canceled upon the completion of the Merger in exchange for a cash payment equal to the excess, if any, of the $25.30 per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option.

The directors and executive officers identified in the following table will benefit from the acceleration of the vesting of and exercisability of their stock options. The information contained in the table is as of August 9, 2007.

	Number of
	Securities		Amount
	Underlying	Option	Payable for
	Unexercised	Exercise	Stock
Director/Executive Officer	Options	Price	Options(1)

Michael Yanney,	4,000	$12.15	$52,600
Director and Chairman of the Board	5,600	$14.80	$58,800
	6,667	$18.60	$44,669
John H. Cassidy,	12,000	$12.15	$157,800
President and Chief Executive Officer, Director	20,000	$18.60	$134,000
James Egan,	5,000	$14.07	$56,150
Chief Investment Officer	15,000	$18.60	$100,500
Paul Beldin,	10,000	$18.60	$67,000
Chief Financial Officer
Lisa Roskens,	5,600	$14.80	$58,800
Director
George Behringer,	15,000	$13.78	$172,800
Director	5,600	$14.80	$58,800
George Krauss,	5,600	$14.80	$58,800
Director
George Janzen,	5,600	$14.80	$58,800
Director
Gregor Medinger,	10,000	$8.73	$165,700
Director	5,600	$14.80	$58,800
John Schlegel,	5,600	$14.80	$58,800
Director
Steven Seline,	10,000	$8.73	$165,700
Director	5,600	$14.80	$58,800

(1)	Calculated based on the amount equal to the excess of the $25.30 per share merger consideration over the exercise price per share of such options.

Indemnification.  The terms of the Merger Agreement provide for the continued indemnification of our current and former directors and officers, as more fully described under “The Merger Agreement — Covenants — Directors’ and officers’ indemnification, advancement of expenses, exculpation and insurance.”

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the Merger and to persons who receive cash in exchange for our outstanding stock options. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to particular holders. The discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to U.S. holders who hold shares of our common stock as capital assets and to holders of our outstanding stock options who are U.S. holders. This discussion does not apply to certain types of holders (such as U.S. holders who acquired the stock under our Employee Stock Purchase Plan, insurance companies, tax-exempt organizations and retirement plans (including, without limitation, our 401(k) plan), banks and other financial institutions, traders, broker-dealers, dealers in securities or foreign currencies, S corporations, partnerships, or mutual funds, persons who hold or have held our common stock as part of a straddle or a hedging, integrated constructive sale or conversion transaction for tax purposes, persons subject to alternative minimum tax, or persons with a functional currency other than the U.S. dollar) who may be subject to special rules. In addition, this discussion does not address the tax consequences to a holder who, for U.S. federal income tax purposes is not a U.S. holder. Any holder who is not a U.S. holder may be subject to different tax consequences than those described below and is urged to consult its tax advisors regarding its tax treatment under U.S. and non U.S. tax laws.

This discussion does not address any state, local or foreign tax consequences of the Merger.

For purposes of this discussion, a U.S. holder is any individual, corporation, estate or trust that is a beneficial holder of our common stock or options and that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) which has made an election to be treated as a U.S. person.

If a partnership or other pass-through entity holds shares of our common stock or options, the tax treatment of a partner or owner of such partnership or other pass-through entity generally will depend upon the status of the partner or owner and the activities of the partnership or pass-through entity. Accordingly, we urge partnerships and other pass-through entities that hold shares of our common stock or options and partners or owners in such partnerships or pass-through entities to consult their tax advisors regarding the tax consequences to them of the Merger.

The receipt of cash for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who surrenders shares of our common stock for cash in the Merger will recognize a capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of our common stock surrendered at the effective time of the Merger. Generally, a U.S. holder’s adjusted tax basis in shares of our common stock will be the amount the U.S. holder paid for such shares reduced by that portion of dividends paid to such holder that were treated as a return of capital for federal income tax purposes, if any. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the effective time of the Merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

The receipt of cash in exchange for the outstanding stock options will be a taxable transaction for U.S. federal income tax purposes. U.S. holders of options (other than those persons who received such options in connection with their employment by, or provision of services to, us) will recognize a gain or loss equal to the difference, if any, between the amount of cash they receive and their adjusted tax basis, if any, in the options surrendered. Such gain or loss will be a capital gain or loss if the stock underlying the option would have been a capital asset in the hands of the taxpayer and will be long-term capital gain or loss provided that a U.S. holder’s holding period for the options is more than one year at the effective time of the Merger. Persons who received their options in connection with their employment by or provision of services to us generally will recognize ordinary income equal to the excess of the amount of cash they receive over their adjusted tax basis, if any, in the options surrendered. A holder’s basis in an option generally will equal the amount (if any) paid for that option. Payments in exchange for options received in connection with employment by us generally will be subject to applicable income and employment tax withholding.

Federal backup withholding tax generally will be withheld from all cash payments to which a U.S. holder of shares or other payee is entitled pursuant to the Merger Agreement, if: (a) the IRS notifies us or our paying agent that the taxpayer identification number (typically, the social security number, in the case of individuals, or employer identification number, in the case of other holders) provided by the holder of shares of common stock or other payee is incorrect; (b) the U.S. holder does not have a taxpayer identification number and does not provide one to us within 60 days of signing the Substitute Form W-9; (c) the U.S. holder of shares of common stock or other payee underreports interest and dividend payments that he or she receives on his or her tax return and the IRS notifies us or our paying agent that withholding is required; (d) the U.S. holder or other payee fails to certify under penalties of perjury that he or she is not subject to backup withholding; or (e) the U.S. holder or other payee fails to certify under penalties of perjury that he or she is a U.S. person or U.S. resident alien. Each of our eligible holders and, if applicable, each other payee should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. A holder who is not a U.S. holder should complete and sign a Form W-8 BEN and return it to the paying agent in order to provide the information and certification necessary to avoid back-up withholding or otherwise establish an exemption from back-up withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you furnish the required information to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Approvals

The Merger is not subject to customary discretionary review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission, and we are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of the Merger. Completion of the Merger requires the filing of Articles of Merger with the State Department of Assessments and Taxation of Maryland and the filing of a Certificate of Merger with the Delaware Secretary of State.

Appraisal Rights

Under Maryland corporate law, because shares of our common stock were listed on the Nasdaq Global Market on August 9, 2007, the record date for determining stockholders entitled to vote at the Special Meeting, our common stockholders who object to the Merger do not have any dissenters’, appraisal or other similar rights in connection with the Merger.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, our common stock will be delisted from the Nasdaq Global Market and will be deregistered under the Exchange Act. As a result, our shares will no longer be available for trading and we will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”).

Structure of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, we will be merged with and into the Acquisition Subsidiary and our separate corporate existence will thereupon cease, and the Acquisition Subsidiary will be the surviving entity. As a result, the Acquisition Subsidiary will acquire all of the assets of America First and assume all of the liabilities of America First as of the effective time of the Merger. The liabilities assumed will include long-term debt of America First which equaled approximately $250 million as of June 30, 2007.

As a result of the Merger, each share of our common stock issued and outstanding immediately before the Merger, other than shares held by Sentinel, the Acquisition Subsidiary or any subsidiary of America First, automatically will be canceled and will cease to exist and will be converted into the right to receive $25.30 in cash, without interest. After the Merger is effective, each holder of a certificate representing shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the $25.30 per share merger consideration. Each share of our common stock held by Sentinel, the Acquisition Subsidiary or any subsidiary of America First at the time of the Merger will be canceled without any payment.

In addition, each outstanding option to acquire shares of our common stock will be immediately vested and will be canceled in exchange for an amount in cash determined by multiplying (i) the excess, if any, of $25.30 over the per share exercise price of the option by (ii) the number of shares of our common stock issuable upon exercise of the option. All such options were issued under our 2006 Equity Incentive Plan (or its predecessor plan). There are 165,217 options outstanding with a weighted average exercise price of $15.25.

Effective Time of the Merger

The Merger will become effective when the articles of merger are filed with and accepted for record by the State Department of Assessments and Taxation of Maryland or such later time designated in the articles of merger (not to exceed 30 days after the articles have been accepted for record) and the filing of a Certificate of Merger with the Delaware Secretary of State. Such filing will be made no later than the third business day after the satisfaction or waiver of the conditions to the completion of the Merger described in the Merger Agreement. See “The Merger Agreement — Conditions to the Completion of the Merger,” below. At present, we anticipate that the Merger will become effective in the third calendar quarter of 2007.

Charter Documents, Directors and Officers of the Surviving Entity

The Merger Agreement provides that:

•	the certificate of formation of the Acquisition Subsidiary as in effect immediately prior to the effective time of the Merger will remain in effect after the Merger;

•	the operating agreement of the Acquisition Subsidiary as in effect immediately prior to the effective time of the Merger will remain in effect after the Merger;

•	the board of managers of the Acquisition Subsidiary immediately prior to the effective time of the Merger will be the board of managers of the Acquisition Subsidiary until their respective successors are duly elected or appointed and qualify, as the case may be; and

•	the officers of the Acquisition Subsidiary will be appointed by the board of managers of the Acquisition Subsidiary, effective immediately from and after the effective time of the Merger, and shall serve in accordance with the certificate of formation and operating agreement of the Acquisition Subsidiary until their respective successors are duly elected or appointed and qualify or until their earlier death, resignation or removal.

The Merger Consideration

As a result of the Merger, each share of our common stock issued and outstanding immediately before the Merger, other than shares held by Sentinel, the Acquisition Subsidiary or any subsidiary of America First, automatically will be canceled and will cease to exist and will be converted into the right to receive $25.30 in cash, without interest.

No interest will accrue or be paid on the merger consideration. Until holders of certificates previously representing shares of our common stock have surrendered those certificates to the paying agent for exchange, holders will not receive the merger consideration due in respect of the shares formerly represented by such certificates.

In some circumstances, the payment to a stockholder may be reduced by the amount of any required tax withholding. This is described more fully under “The Merger — Material U.S. Federal Income Tax Consequences.”

Treatment of Our Stock Options and Employee Stock Purchase Plan

Each stock option outstanding immediately prior to the Merger will become vested and be canceled and converted into the right of the holder to receive a cash payment equal to the product of:

•	the excess, if any, of the $25.30 per share merger consideration over the per share exercise price of the option; and

•	the number of shares of our common stock issuable upon exercise of the option.

The payments due to the holders of stock options may be reduced by the amount of any required tax withholding.

After we issued shares of our common stock under our Employee Stock Purchase Plan on June 29, 2007 (the end of the offering period in effect on the date we entered the Merger Agreement), our board of directors suspended the operation of the Employee Stock Purchase Plan. As a result, we are not accepting any additional payroll deductions for purchases of common stock under this plan and none of our employees have accumulated any payroll deductions to acquire shares of our common stock under this plan. Accordingly, no participant in the Employee Stock Purchase Plan will be entitled to any merger consideration except with respect to shares of our common stock already purchased by them under the Employee Stock Purchase Plan through June 29, 2007. The Employee Stock Purchase Plan will be permanently terminated immediately prior to the Merger.

Paying Agent

At or before the effective time of the Merger, Sentinel is required to designate a bank or trust company reasonably acceptable to us to act as paying agent in the Merger and deposit with the paying agent the cash necessary to pay the merger consideration to our stockholders and holders of our stock options.

Surrender of Stock Certificates

The Merger Agreement requires that not later than the first business day following the effective time of the Merger, Sentinel must cause the paying agent to mail each record holder of our common stock immediately prior to the effective time of the Merger a letter of transmittal and instructions for its use in delivering certificates to the paying agent in exchange for the merger consideration due in respect of the shares formerly represented by such certificates. After the paying agent receives a stockholder’s share certificates, together with a properly completed and executed letter of transmittal and any other documents specified in the instructions that the paying agent may reasonably require, the paying agent will deliver to the stockholder the $25.30 per share merger consideration multiplied by the number of shares formerly represented by the certificate(s) surrendered by the stockholder. If a transfer of ownership of shares has occurred but has not been registered in our transfer records, then a check for the merger consideration applicable to such shares may be issued to the transferee if the certificate representing the shares is presented to the paying agent accompanied by all documents and endorsements required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

If you do not hold the physical share certificates, but instead hold your shares in “street name” with a stockbroker or a bank, your broker or bank will be able to assist you in arranging to receive payment for your shares.

YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.  A transmittal form with instructions for the surrender of certificates representing shares of our common stock will be mailed to stockholders shortly after completion of the Merger.

Lost, Stolen or Destroyed Certificates

If any certificate representing shares of our common stock is lost, stolen or destroyed, the paying agent will deliver the applicable merger consideration due in respect of the shares formerly represented by that certificate if:

•	the stockholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	if requested by either Sentinel or the paying agent, the stockholder posts a reasonable indemnity or bond as security against any claim that may be made with respect to that certificate against the Acquisition Subsidiary following the effective time of the Merger.

Unclaimed Amounts

Any portion of the exchange fund that remains undistributed to our stockholders after the first anniversary of the effective time of the Merger will be delivered by the paying agent to Sentinel, and any of our stockholders who have not previously surrendered their stock certificates, or made arrangements with their brokers or banks if their shares are uncertificated, will be entitled to look only to Sentinel or the Acquisition Subsidiary for payment of the merger consideration due in respect of the shares formerly represented by their certificates. None of the paying agent, America First, the Acquisition Subsidiary or Sentinel will be liable for any amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement. The Merger Agreement included in this proxy statement as Annex A contains the complete terms of that agreement and stockholders should read it carefully and in its entirety.

Conditions to the Completion of the Merger

Each party’s obligation to effect the Merger and to consummate the other transactions described in the Merger Agreement is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	approval of the Merger by our stockholders by the affirmative vote of a majority of all votes entitled to be cast on the Merger; and

•	no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental authority of competent jurisdiction which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger.

Sentinel’s obligation to effect the Merger and to consummate the other transactions described in the Merger Agreement is further subject to satisfaction or waiver of the following additional conditions:

•	(i) our representations and warranties that are qualified as to materiality were true and correct on the date of the Merger Agreement and continue to be true and correct on the closing date for the Merger as though made on such date (except representations and warranties that expressly relate to an earlier date, in which case, such representations and warranties shall have been correct as of such earlier date), and (ii) our representations and warranties that are not qualified as to materiality continue to be true and correct in all material respect on the closing date for the Merger (except representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall have been correct in all material respects as of such earlier date) and any failures to be true and correct in all material respects, either individually or in the aggregate, are not reasonably expected to have a material adverse effect on us;

•	we have performed in all material respects all the obligations required to be performed by us under the Merger Agreement on or prior to the closing date of the Merger;

•	we have delivered to Sentinel a certificate signed on our behalf by one of our executive officers to the effect that the two conditions described above relating to representations and warranties and performance of obligations have been satisfied;

•	since the date of the Merger Agreement, no material adverse effect shall have occurred with respect to us;

•	we have delivered to Sentinel a certificate in the form contemplated by Internal Revenue Code Section 1445 to the effect that we are not a “foreign person” within the meaning of Section 1445; and

•	Hunton & Williams LLP, our special tax counsel, has delivered to Sentinel a legal opinion with respect to our status as a real estate investment trust in a form specified in the Merger Agreement.

Under the Merger Agreement, a “material adverse effect” is defined to mean any event, circumstance, change or effect that has a material adverse effect on the business, assets or financial condition of America First and its subsidiaries, taken as a whole, other than effects due to (i) general economic, market or political conditions, (ii) matters generally affecting the industries or market sectors in which America First operates, (iii) the announcement or expectation of the Merger (including any impact on relationships with our tenants or employees), (iv) any of the requirements or limitations imposed on America First under the Merger Agreement, (v) changes in law, (vi) changes in accounting principles, (vii) acts of war or terrorism, (viii) fluctuations in the price of our common stock, (ix) earthquakes, hurricanes or other natural disasters or acts of God or (x) damage or destruction of any real property.

Our obligation to effect the Merger and to consummate the other transactions described in the Merger Agreement is further subject to satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Sentinel and the Acquisition Subsidiary set forth in the Merger Agreement shall be true and correct in all material respects as of the closing date of the Merger as if made on that date;

•	Sentinel and the Acquisition Subsidiary shall have performed in all material respects all the obligations required to be performed by them under the Merger Agreement on or prior to the closing date of the Merger; and

•	Sentinel has delivered to us a certificate signed on its behalf by one of its executive officers to the effect that the two conditions described above relating to their representations and warranties and performance of their obligations have been satisfied.

Acquisition Proposals

Under the Merger Agreement, we are required to cease all discussions, negotiations or communications with any parties with respect to any acquisition proposals (as defined below). Additionally, the Merger Agreement provides that until the Merger is effective or the Merger Agreement is terminated, neither we nor persons acting on our behalf will, directly or indirectly:

•	initiate, solicit or encourage (including by way of providing information) the submission of, or take any other action designed to facilitate, any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations: or

•	approve or recommend, or propose to approve or recommend, an acquisition proposal or enter into any agreement providing for or relating to an acquisition proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the Merger, breach our obligations under the Merger Agreement or propose or agree to do any of the foregoing.

Under the Merger Agreement, an “acquisition proposal” is defined as any proposal or offer, whether in one transaction or a series of related transactions (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving us or any of our subsidiaries, (b) for the issuance of 25% or more of the equity securities of America First or any of our subsidiaries as consideration for the assets or securities of another person or (c) for the acquisition in any manner, directly or indirectly, of 25% or more of the equity securities of America First or assets (including equity securities or assets of any subsidiary) that represent 25% or more of the consolidated assets of America First and our subsidiaries, taken as a whole, in each case other than the transactions described in or expressly permitted by the Merger Agreement.

The Merger Agreement provides that notwithstanding the restrictions described above, until our stockholders have approved the Merger, if we receive an unsolicited written acquisition proposal from a third party that our directors determine in good faith to constitute a superior proposal, or reasonably could be expected to lead to a superior proposal, then we may:

•	furnish information about America First and its subsidiaries to the person making the acquisition proposal pursuant to a customary confidentiality agreement that is no less restrictive than our confidentiality agreement with Sentinel; and

•	participate in discussions or negotiations with such person regarding such acquisition proposal; provided, however, that we promptly provide Sentinel any material non-public information concerning America First or any subsidiary that is provided to any such person and was not previously provided to Sentinel.

In the event that we receive an unsolicited acquisition proposal, the Merger Agreement requires that we promptly notify Sentinel of our receipt of such proposal and its material terms and conditions.

Under the Merger Agreement, a “superior proposal” is defined as any bona fide written acquisition proposal (but replacing references to “25% or more” in the definition of acquisition proposal above with “50% or more”) on terms that our board of directors determines in good faith, after consultation with our financial advisor, to be superior from a financial point of view to the Merger taking into account all of the terms and conditions of the proposal and the Merger Agreement (including any proposal by Sentinel to amend the terms of the Merger Agreement), and including in each case the risks and probabilities of consummation.

The Merger Agreement also provides that if, at any time prior to obtaining approval of the Merger from our stockholders, we receive an acquisition proposal which our board of directors determines to be a superior proposal, and we may terminate the Merger Agreement and enter into a definitive agreement with respect to such superior proposal:

•	if our board of directors determines in good faith, after consultation with our legal counsel and financial advisors, that failure to take such action will be inconsistent with its obligations to our stockholders under applicable law; and

•	we pay the $8.43 million termination fee discussed under “Fees and Expenses” below.

Additionally, prior to terminating the Merger Agreement in order to enter into a superior proposal, we must provide written notice to Sentinel of our intention to terminate the Merger Agreement to enter into a definitive agreement with respect to such superior proposal. This notice must be given to Sentinel at least 72 hours prior to terminating the Merger Agreement and must specify the material terms and conditions of the superior proposal and be accompanied by a copy of a draft of the definitive agreement proposed to be entered into. The Merger Agreement provides that for a period of three days Sentinel may propose changes to the Merger Agreement and we are required to negotiate the terms of any such changes.

Restrictions on Adverse Recommendation Change

The Merger Agreement provides that, at any time before the approval of the Merger by our stockholders, our board of directors may withdraw or modify its recommendation that our stockholders approve the Merger and postpone the Special Meeting if it determines in good faith, after taking into account the advice of outside legal counsel, that the withdrawal or modification of such recommendation or the postponement of the Special Meeting is appropriate and consistent with the obligations of the board of directors to our stockholders under applicable law.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger, regardless of whether our stockholders have approved the Merger:

•	by mutual written consent of Sentinel and us;

•	by either Sentinel or us if the Merger has not become effective prior to November 30, 2007 as long as the terminating party did not materially contribute to the delay;

•	by either Sentinel or us if any law, decision, order or injunction of or by any court or other governmental authority making the consummation of the Merger illegal is in effect and has become final and nonappealable, but only if the terminating party first used its reasonable best efforts to prevent the entry of and to procure the removal, reversal, or setting aside or invalidation of any such law, decision, order or injunction;

•	by either Sentinel or us if the Special Meeting (including any adjournment thereof) is duly held and the votes cast in favor of the Merger are not sufficient to approve the Merger by our stockholders;

•	by us if our board of directors approves, endorses or recommends that we enter into, or we have entered into, a definitive agreement relating to a transaction that is a superior proposal and we have given written notice thereof to Sentinel;

•	by us if either Sentinel or the Acquisition Subsidiary has breached any of its representations or warranties in the Merger Agreement or not performed or complied with any of its covenants or agreements in the Merger

Agreement, in either case such that the conditions to our obligations at closing would be incapable of being satisfied by November 30, 2007;

•	by us if we are ready, willing and able to close and the Merger shall not have occurred within eight business days after the first date upon which all of the conditions to Sentinel’s obligations to consummate the Merger (other than conditions that, by their nature, are to be satisfied at the closing) are satisfied or waived;

•	by Sentinel if our board of directors approves, endorses or recommends that we enter into, or we have entered into, a definitive agreement relating to a transaction that is a superior proposal;

•	by Sentinel if our board of directors withdraws or modifies, in a manner adverse to Sentinel, its recommendation that our stockholders approve the Merger;

•	by Sentinel if a tender offer or exchange offer for any outstanding shares of our capital stock that constitutes an acquisition proposal is commenced prior to obtaining the approval of our stockholders to the Merger and our board of directors recommends acceptance of such tender offer or exchange offer by our stockholders;

•	by Sentinel if we or our board of directors publicly announces an intention to do any of the foregoing; provided, however, that for this purpose neither (x) disclosure of any acquisition proposal that is not being recommended by our board of directors nor (y) disclosure of any other facts or circumstances that is not accompanied by a statement that our board of directors has withdrawn or modified its recommendation that our stockholders approve the Merger, shall be considered to be a withdrawal or modification of our board’s recommendation regarding the Merger; or

•	by Sentinel if we breach any of our representations or warranties in the Merger Agreement or do not perform or comply with any of our covenants or agreements in the Merger Agreement, in either case such that the conditions to Sentinel’s obligations at closing would be incapable of being satisfied by November 30, 2007.

If the Merger Agreement is terminated before the Special Meeting is held, we are not required to hold the Special Meeting.

Fees and Expenses

Expenses.  The Merger Agreement generally provides that each party will pay its own fees and expenses in connection with the Merger Agreement and the transactions described in the Merger Agreement. However, we are required to reimburse Sentinel for its reasonable expenses and fees not to exceed $1 million if (A) the Merger Agreement is terminated by either party due to the failure of our stockholders to approve the Merger and if prior to such termination an acquisition proposal by a third party has been publicly disclosed or announced and not subsequently withdrawn, or (B) the Merger Agreement is terminated by Sentinel due to our breach of the Merger Agreement other than a breach of our covenants relating to acquisition proposals from other parties. In the event that we pay any of Sentinel’s expenses, the amount of such expenses paid will be credited against the termination fee discussed below if such termination fee subsequently becomes payable to Sentinel.

Termination Fee.  We must pay Sentinel an $8.43 million termination fee if the Merger Agreement is terminated:

•	by us after giving written notice to Sentinel that our board of directors has approved, endorsed or recommended that we enter into, or we have entered into, a definitive agreement relating to a transaction that is a superior proposal;

•	by Sentinel if our board of directors approves, endorses or recommends that we enter into, or we have entered into, a definitive agreement relating to a transaction that is a superior proposal;

•	by Sentinel if our board of directors withdraws or modifies, in a manner adverse to Sentinel, its recommendation that our stockholders approve the Merger;

•	by Sentinel if a tender offer or exchange offer for any outstanding shares of our capital stock that constitutes an acquisition proposal is commenced prior to obtaining the approval of our stockholders for the Merger and our board of directors recommends acceptance of such tender offer or exchange offer to our stockholders:

•	by Sentinel if we or our board of directors publicly announces an intention to do any of the foregoing; provided, however, that for this purpose neither (x) disclosure of any acquisition proposal that is not being recommended by our board of directors nor (y) disclosure of any other facts or circumstances that is not accompanied by a statement that our board of directors has withdrawn or modified its recommendation that our stockholders approve the Merger, shall be considered to be a withdrawal or modification of our board’s recommendation regarding the Merger; or

•	by Sentinel if we do not perform or comply with any of the covenants in the Merger Agreement relating to the limitations on our ability to consider alternative acquisition proposals.

In these cases, the termination fee is payable upon termination of the Merger Agreement.

In addition, the termination fee will be payable by us to Sentinel if the Merger Agreement is terminated for any of the following reasons: (A) if prior to such termination an acquisition proposal by a third party has been publicly disclosed or announced and not subsequently withdrawn and (B) if within one year after termination of the Merger Agreement we consummate a transaction relating to any acquisition proposal (but replacing references to “25% or more” in the definition of acquisition proposal with “33% or more”) including a tender offer or exchange offer or enter into any agreement relating to any such alternative transaction:

•	by either Sentinel or us if the Merger has not become effective prior to November 30, 2007 as long as the terminating party did not materially contribute to the delay;

•	by either Sentinel or us if the Special Meeting (including any adjournment thereof) is duly held and the votes cast in favor of the Merger are not sufficient to approve the Merger by our stockholders;

•	by Sentinel if we breach any of our representations or warranties in the Merger Agreement or do not perform or comply with any of our covenants or agreements in the Merger Agreement (other than covenants in the Merger Agreement relating to the limitations on our ability to consider alternative acquisition proposals), in either case such that the conditions to Sentinel’s obligation at closing would be incapable of being satisfied by November 30, 2007.

In each of these cases, the termination fee will be payable on the earlier of the consummation of such alternative transaction or the date we enter into a definitive agreement or an agreement in principle providing for such a transaction.

Finally, we must pay the termination fee to Sentinel upon the consummation of a tender offer or exchange offer constituting an acquisition proposal that is consummated prior to the termination of the Merger Agreement, regardless of whether our board of directors recommended for or against acceptance of such tender offer or exchange offer or took no position with respect thereto.

Liquidated Damages.  The Merger Agreement also provides that Sentinel must pay us $25 million in liquidated damages if the agreement is terminated:

•	by us if there has been a breach in any material respect of any representation or warranty by Sentinel or the Acquisition Subsidiary in the Merger Agreement or Sentinel or the Acquisition Subsidiary has not performed or complied in any material respect with any material covenant or material agreement contained in the Merger Agreement, in either case such that the conditions to our obligation as closing would be incapable of being satisfied by November 30, 2007; or

•	by us if the effective time of the Merger shall not have occurred within eight business days after the first date upon which all of the conditions to Sentinel’s obligations to consummate the Merger (other than conditions that, by their nature, are to be satisfied at the closing) are satisfied or waived for a reason other than a material breach by us of our obligations under the Merger Agreement.

The right to receive these liquidated damages will be our exclusive remedy against Sentinel and the Acquisition Subsidiary if the Merger Agreement is terminated for any reason. The liquidated damages shall be payable by Sentinel within three business days after the date of such termination, subject to certain restrictions designed to preserve our status as a real estate investment trust for federal income tax purposes. Promptly following receipt of the liquidated damages, unless and solely to the extent otherwise prohibited by law, we will cause the liquidated damages to be distributed pro rata to our stockholders and holders of dividend equivalent rights of record on a record date selected by our directors.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by us to Sentinel. The representations and warranties are not intended to provide you with factual information about America First. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosure. The representations and warranties include those relating to, among other things:

•	our corporate organization and qualification;

•	our capital structure;

•	our obligations with respect to our capital stock and stock options, restricted stock units and rights under our 2006 Equity Incentive Plan;

•	our interests in other entities and our subsidiaries and their qualifications and similar matters;

•	our authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;

•	the required filings, consents, approvals, orders and authorizations of governmental and other authorities relating to the Merger Agreement and related matters to be made by us;

•	the inapplicability of state takeover statutes to the Merger;

•	the required authorizations of our board of directors, their recommendation and the required vote of our stockholders;

•	our filings with the Securities and Exchange Commission and the accuracy of information, including financial information, contained in these documents;

•	compliance with the Sarbanes-Oxley Act of 2002 and other matters related to our internal controls over financial reporting and disclosure controls and procedures;

•	the existence of any material contracts that we or our subsidiaries are a party to or bound to;

•	the absence of undisclosed liabilities that we or our subsidiaries are subject to;

•	the absence of material changes or events concerning us, our subsidiaries or our benefit plans;

•	pending or threatened material litigation against or affecting us or our subsidiaries;

•	the accuracy of information supplied by us for this Proxy Statement and compliance of the Proxy Statement with relevant federal securities laws and relevant rules and regulations;

•	the compliance by us and our subsidiaries with applicable laws and judgments and our possession of and compliance with necessary permits and approvals and related matters;

•	the compliance by us with our charter and bylaws and by our subsidiaries with their comparable organization documents

•	the compliance by us and our subsidiaries with all contracts that we and our subsidiaries are party to and the absence of any breach related thereto;

•	the completion and accuracy of our and our subsidiaries’ tax filings and payment of our and our subsidiaries’ taxes and other tax matters;

•	the absence of excess parachute payments to any of our officers, directors, employees or consultants;

•	matters affecting us relating to the Employee Retirement Income Security Act of 1974, as amended, and other applicable laws relating to employment and labor and our employee benefits;

•	the absence of any labor controversies or disputes involving us or our subsidiaries;

•	the absence of collective bargaining agreements or other labor union agreements between us or any of our subsidiaries and our employees;

•	our and our subsidiaries’ assets and real estate;

•	environmental matters and our compliance with applicable laws;

•	matters relating to our intellectual property;

•	the existence of certain of our contracts and defaults under our contracts;

•	the absence of any ongoing transactions between us and our subsidiaries and our affiliates (other than our subsidiaries);

•	the absence of a finder’s or a broker’s fee relating to the transaction; and

•	our receipt of an opinion from our financial advisor.

The Merger Agreement also contains customary representations and warranties made by Sentinel and the Acquisition Subsidiary to us. The representations and warranties include those relating to, among other things:

•	the corporate organization, qualification and similar matters of Sentinel and the Acquisition Subsidiary;

•	the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters by Sentinel and the Acquisition Subsidiary;

•	the required filings, consents, approvals, orders and authorizations of governmental and other authorities relating to, the Merger Agreement and related matters by Sentinel and the Acquisition Subsidiary;

•	the accuracy of information supplied by Sentinel and the Acquisition Subsidiary for the proxy statement;

•	Sentinel’s ability to pay the aggregate merger consideration;

•	the operations of the Acquisition Subsidiary;

•	the absence of a finder’s or broker’s fee relating to the transaction; and

•	that neither Sentinel nor the Acquisition Subsidiary is an “interested stockholder” of America First under the Maryland General Corporation Law.

Covenants

General.  We have undertaken certain covenants in the Merger Agreement concerning the conduct of our business between the date of the Merger Agreement and the completion of the Merger. In general, these covenants require us to continue to conduct our business in the ordinary course and to use our reasonable best efforts to preserve our present business organization and goodwill and keep available the services of our officers and key employees and to maintain our relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with us. Also, unless Sentinel consents in writing (which consent may not be unreasonably withheld or conditioned) or except as required by law, we have agreed that we will not (and will not agree in writing to):

•	sell, pledge, lease, dispose of or encumber any property or assets, except for dispositions of immaterial assets or encumbrances and pledges that are, individually or in the aggregate, immaterial;

•	amend or propose to amend our charter or bylaws (or comparable organizational documents);

•	split, combine or reclassify any shares of our stock, or declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to such shares except for (a) regular quarterly dividends in the ordinary course of business; (b) a prorated dividend for the period from the record date for the last regular quarterly dividend through the effective date of the Merger; (c) dividends paid by a wholly-owned direct or indirect company subsidiary (as defined in the Merger Agreement) to such company subsidiary’s parent; and (d) the minimum distributions required for us to maintain our qualification as a REIT, to avoid the imposition of any excise taxes under Section 4981 of the Internal Revenue Code of 1986 and to avoid incurring any taxes under Section 857 of the Internal Revenue Code of 1986;

•	redeem, purchase, acquire or offer to acquire any shares of our stock;

•	issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, our stock of any class or other property or assets whether pursuant to the employee benefit plan or otherwise; provided, however, that we may issue shares of common stock (a) upon exercise of options that were outstanding on the date of the Merger Agreement or are permitted under the Merger Agreement to be issued thereafter and are exercised in accordance with their respective terms as in effect on the date of the Merger Agreement and (b) pursuant to employee benefit plans in effect on the date of the Merger Agreement;

•	acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership or other business organization or division thereof (except an existing wholly-owned subsidiary) or acquire other assets other than in the ordinary course of business;

•	except for borrowings under the $6,314,000 construction loan related to The Reserve at Wescott Plantation, Phase II, dated April 11, 2007, incur, create or assume any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any other person or entity (other than a wholly-owned subsidiary) for borrowed money, except for borrowings under an existing construction loan;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than to or from a wholly-owned subsidiary;

•	enter into, renew or materially modify any material lease, contract, agreement or commitment (including any contract, lease, agreement or commitment (a) of a nature that would be required to be filed as an exhibit to our Annual Report to the SEC on Form 10-K, (b) having a remaining term of more than one year and not terminable (without penalty) on notice of 12 months or less that require payments per year in the aggregate in excess of $500,000 (c) imposing any material restrictions on our ability to engage in any line of business, or otherwise imposing material limitations on the conduct of our business, (d) for insurance or (e) any employee benefit plan, other than contracts for the sale, license, lease or rent of the products or services in the ordinary course of business;

•	terminate, amend, modify, assign, waive, release or relinquish any material contract rights or any other material rights or claims;

•	settle or compromise any material claim, action, suit or proceeding pending or threatened against us, including those relating to taxes;

•	make any change in executive compensation;

•	change our accounting principles, practices or methods in a manner that would adversely affect Sentinel, except as may be required by the SEC, applicable law or generally accepted accounting principles;

•	make or rescind any election relating to taxes unless we reasonably determine, after consultation with Sentinel, that such action is required by applicable law or necessary or appropriate to preserve our qualification as a REIT or the status of any of our subsidiaries as a partnership or disregarded entity or otherwise agreed to by Sentinel;

•	enter into any tax protection, sharing or indemnity agreement or arrangement;

•	enter into any contracts with our affiliates, other than our subsidiaries;

•	prepay any long-term debt except in connection with permitted sales of real property;

•	pay, discharge or satisfy any claims, liabilities or obligations, except in the ordinary course of business and in accordance with their terms or as otherwise covered by insurance; or

•	on a property-by-property basis, make any expenditure in excess of 10% above our approved operating budget for each such property for fiscal year 2007, other than for “market ready” costs such as carpet and appliance replacement and costs associated with unanticipated events, such as water damage.

Efforts to consummate the Merger.  The Merger Agreement requires each of the parties to use (and to cause their respective subsidiaries to use) their reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including using its reasonable best efforts to (i) make any filing with and obtain any consent, authorization, order or approval of, or any exemption by, any governmental authority that is required to be made or obtained in connection with the Merger and the other transactions contemplated by the Merger Agreement, (ii) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request and (iii) after consultation with the other parties, obtain any consent, waiver, approval or authorization from any third party required in order to maintain in full force and effect any of our permits or contracts, licenses or other rights following the Merger and the other transactions contemplated by the Merger Agreement.

Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance.  The Merger Agreement provides that all rights to indemnification and related rights to advancement of expenses held by each of our current or former directors and officers in effect on the date of the Merger Agreement will survive the Merger and continue in full force and effect until 180 days after the expiration of the longest applicable statute of limitation. Sentinel has agreed that it will indemnify all such persons to the fullest extent permitted by applicable law with respect to all actual or alleged acts or omissions prior to the Merger occurring in connection with or arising out of such individuals’ service as our officers or directors or as trustees, fiduciaries or administrators of any plan for the benefit of our employees. In addition, Sentinel shall cause the Acquisition Subsidiary to maintain directors and officers insurance coverage in effect for not less than six years after the Merger for our current and former directors and officers providing at least the same coverage as we had provided prior to the Merger, except that the Acquisition Subsidiary shall not be required to pay an annual premium for such coverage in excess of 300% of the last annual premium paid by us prior to the date of the Merger Agreement. If the Acquisition Subsidiary is unable to obtain such insurance, it must obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

Employee Benefits.  The Merger Agreement provides that Sentinel must honor, and cause the Acquisition Subsidiary to honor, each of our existing employee benefit plans and the related funding arrangements in accordance with their terms and to interpret such plans in accordance with our past practices. Among other things, Sentinel must honor, and cause the Acquisition Subsidiary to honor, all rights to vacation, personal and sick days accrued by our employees through the effective date of the Merger. Until the date that is fifteen months after the effective time of the Merger, Sentinel must provide, and cause the Acquisition Subsidiary to provide, employee benefits to our employees and former employees that are, in the aggregate, no less favorable than those provided to such persons by us on the date of the Merger Agreement; provided, however, that if any of our employee benefit plans provides for severance or retention payments or other related benefits (payable following a change of control transaction or otherwise), that plan or portion thereof must be maintained in effect and honored by Sentinel and the Acquisition Subsidiary in accordance with its terms. Nothing in the Merger Agreement prohibits any changes to our employee benefit plan that are (i) required by law (including any applicable qualification requirements of Section 401(a) of the Code); (ii) necessary as a technical matter to reflect the transactions contemplated by the Merger Agreement; or (iii) required for the Acquisition Subsidiary to provide for or permit investment in its securities or Sentinel’s securities. In addition, except plans or portions thereof providing for severance or retention payments or other related benefits, Sentinel is not required to continue any particular employee benefit plan maintained by us.

Tax Matters

The Merger Agreement requires Sentinel and the Acquisition Subsidiary to refrain from taking any action after the effective time of the Merger that is inconsistent with our qualification as a REIT prior to the effective time of the Merger and to take all necessary and desirable actions to preserve our qualification as a REIT for all periods before the effective time of the Merger.

We have agreed with Sentinel as to the manner in which the aggregate merger consideration will be allocated among our assets for tax purposes and have agreed to report and file any tax returns in a manner consistent with such allocations and to not take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation. The parties to the Merger Agreement have also agreed to cooperate in the preparation, execution and filing of, and shall duly and timely file, all tax returns required to be filed by them, including any tax returns regarding any conveyance or transfer taxes that may become payable in connection with the transactions contemplated by the Merger Agreement. We have agreed to cooperate with Sentinel and the Acquisition Subsidiary to structure such transactions in a manner so as to minimize any conveyance, real property transfer, mortgage, sales, recording, registration or similar taxes and fees that become payable in connection with such transactions; provided, however, that (i) no such cooperation or structuring shall delay or prevent the completion of the Merger, (ii) we are not required to take any action in contravention of any laws, (iii) we are not required to take any action that could adversely affect our qualification as a REIT or that could reasonably be expected to result in any taxes being imposed on, or any adverse tax consequences to, us or our stockholders that are incrementally greater than the taxes or any adverse consequences in connection with the consummation of the Merger.

Amendment, Extension and Waiver

The Merger Agreement may not be amended except by action authorized by the respective boards of directors of Sentinel and America First taken before or after our stockholders’ approval to the Merger is obtained and prior to the time of the Merger filing; provided, however, that after our stockholders’ approval to the Merger is obtained, the Merger Agreement may not be amended to (i) change the amount or kind of the merger consideration to be received by holders of our common stock upon conversion of their shares; or (ii) change any of the other terms or conditions of this Agreement if the change (A) would adversely affect our stockholders in any material respect or (B) by law would require further approval by our stockholders.

Additionally, at any time prior to the effective time of the Merger, America First, Sentinel and the Acquisition Subsidiary may, by written instrument signed on behalf of such party, extend the time for performance of the obligations or other acts of any other party to the Merger Agreement, waive inaccuracies in representations and warranties of any other party contained in the Merger Agreement or in any related document and waive compliance by any other party with any agreement or condition in the Merger Agreement. No party may grant any extension or waiver to its affiliate.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE
OFFICERS AND PRINCIPAL STOCKHOLDERS

The following table and notes set forth information with respect to the beneficial ownership of shares of our common stock by each of our directors and executive officers and by such persons as a group. We do not believe that there are any stockholders that beneficially own 5% or more of our common stock. Unless otherwise indicated, the information is as of August 9, 2007, and is based upon information furnished to us by such persons or entities or has been obtained from publicly available information. For purposes of this table, and as used elsewhere in this proxy statement, the term “beneficial owner” means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of, a security or the power to dispose, or to direct the disposition of, a security or has the right to acquire shares within 60 days.

	Number of Shares
	Beneficially		Percent
Name	Owned		of Class

Michael B. Yanney,	523,575	(1)	4.7%
Chairman of the Board, Director
John H. Cassidy,	100,995	(2)	*
President and Chief Executive Officer, Director
James Egan,	6,250	(3)	*
Chief Investment Officer
Paul Beldin,	2,570	(4)	*
Chief Financial Officer, Vice President, Treasurer and Secretary
Lisa Y. Roskens,	518,908	(5)	4.7%
Director
George Behringer,	21,100	(6)	*
Director
George V. Janzen,	13,048	(7)	*
Director
George H. Krauss,	73,100	(8)	*
Director
Gregor Medinger,	37,578	(9)	*
Director
John Schlegel,	2,800	(10)	*
Director
Steven W. Seline,	12,800	(11)	*
Director
All current executive officers, directors and director nominees as a group (11 persons)	798,864	(12)	7.1%

*	denotes ownership of less than 1%.

(1)	Includes (a) 430,008 shares owned by The Burlington Capital Group LLC, an entity which Mr. Yanney controls; (b) 7,450 shares owned by Torrey Lake Charitable Remainder Trust I, the trustee of which is Ms. Roskens and the beneficiary of which is an entity controlled by Mr. Yanney; (c) 3,650 shares owned by Torrey Lake Charitable Remainder Trust II, the trustee of which is William E. Roskens, the spouse of Ms. Roskens, and the beneficiary of which is an entity controlled by Mr. Yanney; (d) 75,000 shares owned by The America First Foundation, a charitable foundation which Mr. Yanney controls; (e) 3,000 shares which may be acquired upon the exercise of vested options at an exercise price of $12.15 per share; (f) 2,800 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share; and (g) 1,667 shares which may be acquired upon the exercise of vested options at an exercise price of $18.60 per share. Mr. Yanney also holds unvested options to purchase 1,000 shares at an exercise price of $12.15 per share, 2,800 shares at an exercise price of $14.80 per share, and 5,000 shares at an exercise price of $18.60 per share. On December 30, 2005, The Burlington Capital Group LLC acquired 525,000 shares in connection with a merger of America First Apartment Advisory Corporation with and into America First. On May 10, 2006, The Burlington Capital Group LLC conveyed 61,799 shares to John H. Cassidy in redemption of his minority equity interest in The Burlington Capital Group, LLC. On May 16, 2006, The Burlington Capital Group, LLC conveyed 49,466 shares to Joe Grego, a former executive officer of America First, in redemption of his minority equity interest in America First Apartment Advisory Corporation. These transactions are attributed to Mr. Yanney due to his control over The Burlington Capital Group LLC. Mr. Yanney did not purchase or sell any other shares during the past two years in any other capacity.

(2)	Includes 9,000 shares which may be acquired upon the exercise of vested options at an exercise price of $12.15 per share and 5,000 which may be acquired upon the exercise of vested options at an exercise price of $18.60 per share. Mr. Cassidy also holds unvested options to purchase 3,000 shares at an exercise price of $12.15 per share and 15,000 shares at an exercise price of $18.60 per share. During the past two years, Mr. Cassidy has executed the following purchases of shares:

• June 29, 2007 — 35 shares

• March 30, 2007 — 35 shares

• November 22, 2006 — 335 shares

• November 21, 2006 — 400 shares

• November 20, 2006 — 400 shares

• May 15, 2006 — 400 shares

• May 12, 2006 — 600 shares

• May 10, 2006 — 61,799 shares

• September 15, 2005 — 500 shares

• September 14, 2005 — 1,450 shares

• June 2, 2005 — 2,000 shares

• May 17, 2005 — 2,000 shares

• May 15, 2005 — 1,500 shares

(3)	Consists of 2,500 shares which may be acquired upon the exercise of vested options at an exercise price of $14.07 per share and 3,750 shares which may be acquired upon the exercise of vested options at an exercise price of $18.60 per share. Mr. Egan also holds unvested options to purchase 2,500 shares at an exercise price of $14.07 per share and 11,250 shares at an exercise price of $18.60 per share. Mr. Egan has neither purchased nor sold any shares during the past two years.

(4)	Includes 2,500 shares which may be acquired upon the exercise of vested options at an exercise price of $18.60 per share. Mr. Beldin also holds unvested options to purchase 7,500 shares at an exercise price of $18.60 per share. Mr. Beldin purchased 35 shares on March 30, 2007 and 35 shares on June 29, 2007.

(5)	Includes (a) 430,008 shares owned by The Burlington Capital Group LLC, of which Ms. Roskens is the President and Chief Executive Officer; (b) 7,450 shares owned by Torrey Lake Charitable Remainder Trust I, the trustee of which is Ms. Roskens and the beneficiary of which is an entity controlled by her father, Mr. Yanney; (c) 3,650 shares owned by Torrey Lake Charitable Remainder Trust II, the trustee of which is William E. Roskens, the spouse of Ms. Roskens, and the beneficiary of which is an entity controlled by Mr. Yanney; (d) 75,000 shares owned by The America First Foundation, a charitable foundation which Mr. Yanney controls; and (e) 2,800 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Ms. Roskens also holds unvested options to purchase 2,800 shares at an exercise price of $14.80 per share. On December 30, 2005, The Burlington Capital Group LLC acquired 525,000 shares in connection with a merger of America First Apartment Advisory Corporation with and into America First. On May 10, 2006, The Burlington Capital Group LLC conveyed 61,799 shares to John H. Cassidy in redemption of his minority equity interest in The Burlington Capital Group, LLC. On May 16, 2006, The Burlington Capital Group, LLC conveyed 49,466 shares to Joe Grego, a former executive officer of America First, in redemption of his minority equity interest in America First Apartment Advisory Corporation. These transactions are attributed to Ms. Roskens due to her control over The Burlington Capital Group LLC. Ms. Roskens did not purchase or sell any other shares during the past two years in any other capacity.

(6)	Includes 10,000 shares which may be acquired upon the exercise of vested options at an exercise price of $13.78 per share and 2,800 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Mr. Behringer also holds unvested options to purchase 5,000 shares at an exercise price of $13.78 per share and 2,800 shares at an exercise price of $14.80 per share. Mr. Behringer has neither purchased nor sold any shares during the past two years.

(7)	Includes 2,800 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Mr. Janzen also holds unvested options to purchase 2,800 shares at an exercise price of $14.80 per share. On November 16, 2006 Mr. Janzen purchased 10,000 shares through execution of vested stock options.

(8)	Includes 2,800 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Mr. Krauss also holds unvested options to purchase 2,800 shares at an exercise price of $14.80 per share. Mr. Krauss has neither purchased nor sold any shares during the past two years.

(9)	Includes 10,000 shares which may be acquired upon the exercise of vested options at an exercise price of $8.73 per share and 2,800 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Mr. Medinger also holds unvested options to purchase 2,800 shares at an exercise price of $14.80 per share. Mr. Medinger has neither purchased nor sold any shares during the past two years.

(10)	Consists of 2,800 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Father Schlegel also holds unvested options to purchase 2,800 shares at an exercise price of $14.80 per share. Father Schlegel has neither purchased nor sold any shares during the past two years.

(11)	Consists of 10,000 shares which may be acquired upon the exercise of vested options at an exercise price of $8.73 per share and 2,800 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Mr. Seline also holds unvested options to purchase 2,800 shares at an exercise price of $14.80 per share. On June 2, 2006, Mr. Seline purchased 2,000 shares. On July 16, 2007, Mr. Seline donated 2,248 shares to a charitable foundation.

(12)	Includes 79,817 shares which may be acquired upon the exercise of vested options as described in footnotes 1 through 11 above. The business address of each of our directors and executive officers is 1004 Farnam Street, Suite 100, Omaha, Nebraska 68102.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

Our 2008 annual meeting of stockholders is not yet scheduled to take place. We will hold the 2008 annual meeting of stockholders only if the Merger is not completed. If the Merger is not completed, under Rule 14a-8 of the Exchange Act, our stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2008 annual meeting by submitting their proposal in writing to our Secretary. In submitting such proposals, stockholders must comply with the requirements set forth in both our Bylaws and in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act. In order to curtail any controversy as to the date on which a proposal was received by America First, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested. The deadline for submission of proposals by stockholders pursuant to Rule 14a-8 under the Exchange Act, which are intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the 2008 annual meeting of stockholders, if any, is December 21, 2007. The period for submission of proposals of stockholders intended to be presented at the 2008 annual meeting of stockholders (which are not otherwise submitted for inclusion in the proxy statement in accordance with the preceding sentence) is no earlier than February 23, 2008 and no later than March 24, 2008.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this proxy statement contains forward-looking statements within the meaning of Section 21E of the Exchange Act. These forward-looking statements include statements about our ability to complete the Merger.

When used in this proxy statement, we intend the words “may,” “believe,” “anticipate,” “plan,” “expect,” “predict,” “estimate,” “require,” “intend” and similar words to identify “forward-looking statements.” These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results, performance or achievements, to be far different from that suggested by our forward-looking statements. Such risks and uncertainties include our inability to complete the Merger and the other risks and factors identified from time to time in reports we file with the Securities and Exchange Commission or in public statements issued by us. You should not place undue reliance on our forward-looking statements. We disclaim any obligation to update any of these factors or to publicly announce the results of any revisions to any of these forward-looking statements, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on its public reference rooms. Our Securities and Exchange Commission filings also are available to the public at its Web site at www.sec.gov.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED AUGUST 9, 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors

Paul Beldin, Secretary

Omaha, Nebraska
August 9, 2007

ANNEX A

AGREEMENT AND PLAN OF MERGER
Dated as of June 22, 2007
by and among
SENTINEL OMAHA LLC,
SENTINEL WHITE PLAINS LLC
and
AMERICA FIRST APARTMENT INVESTORS, INC.

A-i

A-ii

INDEX OF DEFINED TERMS

Acquisition Proposal	23
Act	1
Agreement	1
Alternative Transaction	30
business day	34
Closing	2
Closing Date	2
Code	1
Common Stock Price	1
Company	1
Company Certificates	4
Company Common Stock	1
Company Disclosure Schedule	6
Company Excess Stock	7
Company Financial Advisor	17
Company Financial Statements	9
Company Lease	15
Company Leases	15
Company Material Adverse Effect	6
Company Permits	11
Company Plan	13
Company Properties	14
Company Property	14
Company Regulatory Approvals	8
Company Representatives	23
Company SEC Report	9
Company Shareholders’ Approval	8
Company Subsidiary	4
Confidentiality Agreement	23
Delaware Filing	2
Effective Time	2
Environmental Claim	16
Environmental Law	16
ERISA	13
ERISA Affiliate	13
Escrow Agreement	1
Exchange Act	8
GAAP	9
Governmental Authority	8
Hazardous Materials	16
Licensed Intellectual Property Rights	17
Lien	8
Maryland Courts	35
Merger	1

A-iii

Merger Filing	2
MGCL	1
Option	5
Owned Intellectual Property Rights	17
Parent	1
Parent Expenses	31
Parent Representatives	22
Paying Agent	4
Pension Plan	13
person	34
Proxy Statement	8
Qualifying Income	31
Recommendation	22
REIT	2,12
Release	16
Requested Transaction	2
SDAT	2
SEC	6
Securities Act	9
Stockholders Meeting	10
Subsidiary	1
Superior Proposal	23
Surviving Entity	2
Termination Date	29
Termination Fee	30
to the knowledge of the Company	10
Welfare Plan	13

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2007 (this “Agreement”), is made and entered into by and among Sentinel Omaha LLC, a Delaware limited liability company (“Parent”), Sentinel White Plains LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Subsidiary”), and America First Apartment Investors, Inc., a Maryland corporation (the “Company”).

BACKGROUND

WHEREAS, Parent, Subsidiary and the Company wish to provide for a merger of the Company with and into Subsidiary (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Maryland General Corporation Law (the ‘‘MGCL”) and the Delaware Limited Liability Company Act (the “Act”), whereby all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than the shares of Company Common Stock owned directly or indirectly by Parent, Subsidiary or the Company, will be converted into the right to receive $25.30 per share in cash (the “Common Stock Price”);

WHEREAS, the Board of Directors of the Company has adopted resolutions declaring that the Merger is advisable on substantially the terms and conditions set forth herein and directing that the Merger be submitted for consideration at a meeting of its stockholders;

WHEREAS, the Managers of each of Parent and Subsidiary have approved this Agreement, and Parent, the sole member of Subsidiary, has approved the Merger, in each case in accordance with the Act;

WHEREAS, the parties intend that for federal income tax purposes (and, where applicable, state and local income tax purposes), the Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Subsidiary in exchange for the Common Stock Price, followed by a distribution of such Common Stock Price to the holders of Company Common Stock in a complete liquidation of the Company pursuant to Sections 331 and 562 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is hereby adopted as, and shall constitute, a “plan of liquidation” of the Company within the meaning of Section 562 of the Code;

WHEREAS, simultaneously with the execution of this Agreement, Parent has entered into an Escrow Agreement, dated as of the date of this Agreement (the “Escrow Agreement”), with the Company setting forth certain terms and conditions with respect to the liquidated damages amount contemplated by Section 8.2(f); and

WHEREAS, Parent, Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1.  The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement, the MGCL and the Act, the Company shall be merged with and into Subsidiary. At the Effective Time, the separate existence of the Company shall cease and Subsidiary shall continue as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2.  Effective Time of the Merger.  Simultaneously with or as soon as practicable following the Closing, (i) Parent and the Company shall cause duly executed articles of merger to be filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with Section 3-107 of the MGCL (the “Merger Filing”), and (ii) Subsidiary shall file a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the Act (the “Delaware Filing”). The Merger shall become effective upon such time as the Merger Filing has been accepted for record by the SDAT, or such later time as the parties hereto have agreed upon and designated in such filing in accordance with the MGCL as the effective time of the Merger, but not to exceed 30 days after the Merger Filing is accepted for record by the SDAT (the “Effective Time”).

Section 1.3.  Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the MGCL, including Section 3-114, and the Act, including Section 18-209(g). Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises, and all and every other interest of Subsidiary and the Company, shall vest in the Surviving Entity, and all debts, liabilities and duties of Subsidiary and the Company shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4.  Closing.  Subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth in this Agreement, a closing to effectuate the consummation of the Merger (the ‘‘Closing”) shall take place at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all the conditions set forth in Article VII (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, or at such other time or place as Parent and the Company may agree. The date on which the Closing occurs is sometimes referred to in this Agreement as the “Closing Date.”

Section 1.5.  Other Transactions.  Parent shall have the option, in its sole discretion and without requiring the further consent of the Company or any Company Subsidiary, or any of their board of directors (or equivalent bodies), owners, partners or shareholders, upon reasonable notice to the Company, to request that the Company, prior to the Closing, and upon such request the Company shall, convert or cause the conversion of one or more Company Subsidiaries that are organized as corporations into limited liability companies (or other entities), on the basis of organizational documents as reasonably requested by Parent (each, a “Requested Transaction”); provided, however, that (i) none of the Requested Transactions shall delay or prevent the completion of the Merger, (ii) the Requested Transactions shall be implemented as close as possible to the Effective Time (but after all conditions to Closing set forth in Article VII (other than conditions that, by their nature, are to be satisfied at the Closing) have been satisfied or waived), (iii) neither the Company nor any Company Subsidiary shall be required to take any action in contravention of any laws, (iv) the consummation of any such Requested Transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (or, with respect to Section 7.2, at the option of Parent, waived) and that Parent and Subsidiary are prepared to proceed immediately with the Closing (it being understood that in any event the Requested Transactions will occur prior to the Closing), (v) the Requested Transactions (or the inability to complete the Requested Transactions) shall not affect or modify the obligations of Parent and Subsidiary under this Agreement, (vi) neither the Company nor any Company Subsidiary shall be required to take any such action that could adversely affect the qualification of the Company as a “real estate investment trust” (a “REIT”) within the meaning of Section 856 of the Code, (vii) neither the Company nor any Company Subsidiary shall be required to take any such action that could reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, any stockholder of the Company incrementally greater than the Taxes or other adverse Tax consequences to such stockholders in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 1.5 unless such stockholders are fully and unconditionally indemnified by Parent and Subsidiary for such incremental Taxes and (viii) the Requested Transactions shall not result in a reduction of the Common Stock Price. Promptly following request by the Company, Parent shall advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or any Company Subsidiary or, promptly following request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Company Subsidiary in connection with any reasonable actions taken by the Company or any Company Subsidiary in accordance with this Section 1.5. Parent and Subsidiary, on a joint and several basis, hereby agree to indemnify and hold harmless the Company, each Company Subsidiary and each of their respective directors, officers, employees, affiliates, agents and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of taking such actions.

ARTICLE II

THE SURVIVING ENTITY

Section 2.1.  Certificate of Formation.  The certificate of formation of Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Entity after the Effective Time until thereafter amended in accordance with applicable law.

Section 2.2.  Operating Agreement.  The operating agreement of Subsidiary as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Entity after the Effective Time until thereafter amended in accordance with its terms and applicable law.

Section 2.3.  Managers.  The managers of Subsidiary immediately prior to the Effective Time shall be the managers of the Surviving Entity from and after the Effective Time and shall serve in accordance with the certificate of formation and operating agreement of the Surviving Entity until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 2.4.  Officers.  The officers of the Surviving Entity shall be appointed by the managers of the Surviving Entity, effective immediately from and after the Effective Time and shall serve in accordance with the certificate of formation and operating agreement of the Surviving Entity until their respective successors are duly elected or appointed and qualify or until their earlier death, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
CORPORATIONS; SURRENDER OF CERTIFICATES

Section 3.1.  Conversion of Company Common Stock in the Merger.  At the Effective Time, by virtue of the Merger and without any further action on the part of any holder of any stock of Parent, Subsidiary or the Company:

(a) each previously-issued share of Company Common Stock that remains outstanding immediately prior to the Effective Time, other than any shares required to be canceled pursuant to Section 3.1(b), automatically shall be converted into the right to receive the Common Stock Price, payable to the holder thereof, in each case without interest, and all such shares of Company Common Stock, when so converted, no longer shall be outstanding and automatically shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Price per share therefor, without interest, upon the surrender of such certificate in accordance with Section 3.3; and

(b) each share of Company Common Stock of the Company, if any, owned of record or beneficially, directly or indirectly, by Parent or Subsidiary or held by any Company Subsidiary immediately prior to the Effective Time (other than shares held in a fiduciary capacity) automatically shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor. As used in this Agreement, a “Company Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company (either directly or through or together with one or more of the Company Subsidiaries) owns more than 50% of the stock, voting securities or ownership or equity interest.

Section 3.2.  Subsidiary Units.  Each issued and outstanding common unit of Subsidiary that is issued and outstanding immediately prior to the Effective Time shall continue to be one issued and outstanding common unit, of the Surviving Entity.

Section 3.3.  Surrender and Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), and at or prior to the Effective Time Parent shall deposit with the Paying Agent cash in an amount equal to the aggregate amounts payable under Sections 3.1(a) and 3.6 (such amount to include the funds previously subject to the Escrow Agreement, which shall be released to the Paying Agent at the Effective Time). The funds so deposited with the Paying Agent shall be held by the Paying Agent and applied by it in accordance with this Section 3.3 and Section 3.6.

(b) Not later than the first business day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”), whose shares were converted into the right to receive the Common Stock Price pursuant to Section 3.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent reasonably may specify), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Common Stock Price. Upon delivery to the Paying Agent of a Company Certificate, a duly executed letter of transmittal and such other documents specified in the instructions for use referred to above as the Paying Agent reasonably shall require, the holder of such Company Certificates shall be entitled promptly to receive in exchange therefor the Common Stock Price for each share of Company Common Stock formerly represented thereby, in accordance with Section 3.1(a), and the Company Certificates so surrendered shall be canceled. If a transfer of ownership of shares of Company Common Stock has occurred but has not been registered in the transfer records of the Company, a check representing the aggregate Common Stock Price applicable to those shares may be issued to the transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Paying Agent accompanied by all documents and endorsements required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as provided in this Section 3.3, each Company Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Common Stock Price for each share of Company Common Stock represented thereby. No interest will be paid or accrue on any amounts payable upon surrender of any Company Certificate.

(c) Promptly following the date that is one year after the Effective Time, the Paying Agent shall deliver to Parent all cash and any documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Entity or Parent and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the Common Stock Price, payable upon due surrender of the Company Certificate without any interest thereon. Notwithstanding the foregoing, none of the Paying Agent, Parent, Subsidiary, the Company or the Surviving Entity shall be liable to a holder of shares of Company Common Stock for any amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or other similar laws.

(d) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Common Stock Price deliverable in respect thereof determined in accordance with this Article III; provided, however, that Parent or the Paying Agent may, in its discretion, require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Entity with respect to such Company Certificate or ownership thereof.

Section 3.4.  Tax Withholding.  Each of Parent and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock or of Options such amounts as Parent or the Surviving Entity is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Surviving Entity, such withheld amounts (i) shall be remitted by Parent or Surviving Entity, as applicable, to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock or Options in respect of which such deduction and withholding was made by Parent or the Surviving Entity.

Section 3.5.  Closing of the Company’s Transfer Books.  At and after the Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of the Company, and the Company Share Certificates shall represent solely the right to receive the Common Stock Price pursuant to Section 3.1(a), without interest. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing shares of Company Common Stock are presented to the Surviving Entity, they shall be canceled and exchanged for the Common Stock Price in accordance with this Article III.

Section 3.6.  Options.

(a) As of the Effective Time, each option, warrant or other similar right to acquire shares of Company Common Stock (each an “Option”) that then remains outstanding and originally was granted under any Company Plan, whether or not then vested or exercisable, automatically shall be terminated at the Effective Time and converted into the right of the holder thereof to receive thereupon in full satisfaction of such Option as of the Effective Time, an amount in cash (net of any applicable withholding taxes) equal to the product of (x) the excess, if any, of the Common Stock Price over the applicable exercise price of such Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Company Common Stock issuable upon exercise of such Option.

(b) Prior to the Effective Time, the Company will obtain all consents and make all amendments, if any, to the terms of the Company Plans and each outstanding award agreement issued pursuant to the Company Plans, as applicable, that are necessary to give effect to the provisions of this Section 3.6. Parent shall direct the Paying Agent to make the payments required under this Section 3.6 at or as promptly as practicable following the Effective Time.

Section 3.7.  No Right to Fair Value.  No dissenters’, appraisal or other similar rights shall be available with respect to the Merger or any other transaction contemplated hereby so long as the provisions of Section 3-202(c)(1) of the MGCL are applicable.

Section 3.8.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company or Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Subsidiary that, except as set forth in the Company SEC Reports or in the disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), and except as otherwise expressly contemplated by this Agreement:

Section 4.1.  Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, lease or otherwise hold its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing (with respect to jurisdictions that recognize the concept) in each jurisdiction in which the properties owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect. As used in this Agreement, a “Company Material Adverse Effect” means any event, circumstance, change or effect that has a material adverse effect on the business, assets or financial condition of the Company and its subsidiaries, taken as a whole, other than effects due to (i) general economic, market or political conditions, (ii) matters generally affecting the industries or market sectors in which the Company operates, (iii) the announcement or expectation of the transactions contemplated by this Agreement (including any impact on relationships with tenants or employees), (iv) any of the requirements or limitations imposed on the Company pursuant to this Agreement, (v) changes in law, (vi) changes in accounting principles, (vii) acts of war or terrorism, (viii) fluctuations in the share price of the Company Common Stock,

(ix) earthquakes, hurricanes or other natural disasters or acts of God or (x) damage or destruction of any real property. The Company has made available to Parent and Subsidiary or filed with the Securities and Exchange Commission (the ‘‘SEC”) complete and correct copies of the charter and bylaws of the Company as in effect on the date of this Agreement.

Section 4.2.  Capitalization.

(a) The authorized stock of the Company consists solely of 375,000,000 shares of Company Common Stock and 125,000,000 shares of Excess Stock, par value $0.01 per share (“Company Excess Stock”). As of the close of business on June 22, 2007, (i) 11,046,111 shares of Company Common Stock were issued and outstanding, all of which were duly and validly issued and are fully paid, nonassessable and free of preemptive rights arising under the MGCL or the charter and bylaws of the Company and (ii) no shares of Company Excess Stock were issued and outstanding.

(b) Section 4.2(b) of the Company Disclosure Schedule contains a complete and correct list setting forth, as of June 22, 2007, the number of Options outstanding, the weighted average exercise price for all such outstanding Options and the aggregate number of Options outstanding at each exercise price.

(c) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote, are authorized, issued or outstanding.

(d) Except for the Options, there are no outstanding subscriptions, options, calls, contracts, scrip, commitments, understandings, restrictions, arrangements, rights, warrants, stock appreciation or other rights (contingent or other), including phantom stock rights or preemptive rights, or rights of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Company Subsidiary to issue, deliver or sell, redeem or repurchase, or cause to be issued, delivered or sold or repurchased, additional shares of the stock of or interests in the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment and there is no commitment of the Company or any Company Subsidiary to distribute to holders of any class of its stock, any dividends, distributions, evidences of indebtedness or assets. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of any shares of stock of the Company and no shares of stock of the Company are subject to transfer restrictions imposed by or with the knowledge, consent or approval of the Company, or other similar arrangements imposed by or with the knowledge, consent or approval of the Company, except for restrictions on transfer imposed by the Securities Act and state securities laws. The Company Common Stock constitutes the only class of equity securities of Company or its subsidiaries registered or required to be registered under the Exchange Act.

Section 4.3.  Ownership Interests in Other Entities.  The only Company Subsidiaries are those listed in Section 4.3 of the Company Disclosure Schedule. Except for shares of, or ownership interests in, the Company Subsidiaries, the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding stock or securities convertible into or exchangeable or exercisable for stock of any other corporation or (ii) any equity interest in any limited or unlimited liability company, partnership, joint venture or other business enterprise. Each Company Subsidiary is a corporation, partnership, limited liability company or similar business entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept) under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to own, lease and otherwise hold its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect. All of the issued and outstanding shares of stock of or other ownership interests in, each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive or similar rights and are owned directly or indirectly by the Company free and clear of any Liens.

Section 4.4.  Authority; Non-Contravention; Approvals.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement or, except for the approval of the Merger by the stockholders of the Company by the affirmative vote of holders of a majority of all the votes entitled to be cast on the matter, in accordance with the requirements of the MGCL (the “Company Stockholders’ Approval”), the consummation by the Company of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or by a court’s application of general equitable principles.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default under, or result in a right of termination or acceleration under, or result in the creation of any lien, claim, mortgage, charge, security interest, right of first refusal or other encumbrance or third party claim (any of the foregoing, a “Lien”) upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) subject to receipt of the Company Stockholders’ Approval, the Company’s charter or bylaws; (ii) the organizational documents of any Company Subsidiary; (iii) subject to receipt of the Company Regulatory Approvals and the Company Stockholders’ Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iv) any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any Company Subsidiary is now a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound or affected other than (in the case of clauses (ii), (iii) and (iv) above) any such violation, conflict, breach, default, termination, acceleration or creation of Liens as would not reasonably be expected, to have a Company Material Adverse Effect.

(c) Except for (i) the filing with the SEC of a proxy statement (as amended and supplemented, the “Proxy Statement”) and related proxy materials to be used in soliciting the Company Stockholders’ Approval and the filing of such other reports under and such other compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder as may be required in respect of this Agreement and the transactions contemplated hereby, (ii) the Merger Filing and (iii) compliance with the rules and regulations of the NASDAQ Global Market (the filings and approvals referred to in clauses (i) through (iii) are sometimes collectively referred to in this Agreement as the “Company Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any federal, state, local, municipal or foreign government, whether national, regional or local, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority (any of the foregoing, a “Governmental Authority”) is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents, orders or approvals as, if not made or obtained, as the case may be, would not reasonably be expected to have a Company Material Adverse Effect.

(d) No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar statute or regulation restricts, or at the Effective Time will restrict, the Merger or the other transactions contemplated by this Agreement.

(e) The Board of Directors of the Company has (i) declared the Merger advisable on substantially the terms set forth herein, (ii) directed that the Merger be submitted for consideration at a meeting of the stockholders of the Company and (iii) resolved to recommend that the Company’s stockholders approve the Merger.

Section 4.5.  SEC Reports and Financial Statements.

(a) The Company previously has made available to Parent (for this purpose, filings that are publicly available on the SEC’s EDGAR system are deemed to have been made available) each registration statement, report, proxy statement or information statement, including all amendments and supplements (each a “Company SEC Report”)

filed by the Company since January 1, 2005 pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act. Since December 31, 2005, the Company has filed with the SEC all Company SEC Reports required to be so filed under the Exchange Act, and each such Company SEC Report complied in all material respects, when filed, with all applicable requirements of the Exchange Act (including the applicable rules and regulations thereunder). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required, under the Exchange Act or by contract, to make periodic filings with the SEC.

(b) The audited and unaudited financial statements of the Company included in the Company SEC Reports (the “Company Financial Statements”) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto, or as may be permitted by the rules and regulations applicable to quarterly reports on Form 10-Q) and fairly present in all material respects the financial position and results of operations of the Company and its consolidated Company Subsidiaries at the dates and for the periods indicated (subject, in the case of unaudited interim Company Financial Statements, to normal year-end adjustments and the absence of certain footnote disclosures). The principal executive officer of the Company and the principal financial officer of the Company have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder with respect to each Company SEC Report subject to that requirement.

(c) The Company maintains disclosure controls and procedures in accordance with Rule 13a-15 under the Exchange Act. Those controls and procedures are effective to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. Since January 1, 2004, the Company has not received notice from the SEC that any of its accounting policies or practices are the subject of any review, investigation or challenge except for comments furnished by the staff of the SEC in respect of Company SEC Reports that have been addressed or withdrawn.

(d) As of the date of this Agreement, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of Company Subsidiary is a party to or bound by any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC).

Section 4.6.  Absence of Undisclosed Liabilities.  Except as disclosed in the Company Financial Statements, the Company and the Company Subsidiaries did not have at December 31, 2006, nor to the knowledge of the Company has it or any Company Subsidiary incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (i) were incurred in the ordinary course of business, (ii) would not reasonably be expected to have a Company Material Adverse Effect or (iii) have been discharged or paid in full or will have been discharged or paid in full prior to the Effective Time. Since December 31, 2004, neither the Company nor any Company Subsidiary has been a party to any asset securitization transaction or “off-balance sheet arrangement” (as defined in Rule 303 of Regulation S-K promulgated under the Exchange Act). As used in this Agreement, “to the knowledge of the Company” means to the actual knowledge of the persons named in Section 4.6 of the Company Disclosure Schedule.

Section 4.7.  Absence of Certain Changes or Events.  Since the date of the most recent balance sheet included in the Company Financial Statements through the date of this Agreement, and except as disclosed in any Company SEC Report filed before the date of this Agreement, (a) neither the Company nor any Company Subsidiary has suffered or experienced any change, event or development that has had a Company Material Adverse Effect; (b) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice; and (c) there has not occurred (i) any declaration, setting aside or payment of any dividend, or other distribution in cash, stock or property in respect of the stock of the Company (other than regular quarterly dividends), or any repurchase, redemption or other acquisition by the Company of any outstanding shares of stock or other securities of, or other ownership interests in, the Company; (ii) any split, combination, subdivision or reclassification of any of the Company’s stock or issuance or authorization of issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its stock, except as expressly contemplated by this Agreement; (iii) any amendment of any term of any outstanding security of the Company; or (iv) any change by the Company in financial accounting principles, practices or methods, except as required by GAAP or by a change of law, statute, rule or regulation.

Section 4.8.  Litigation.  As of the date of this Agreement, (i) there are no claims, suits, actions, arbitrations, mediations, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any of its or their respective properties or assets or any director, officer or employee of the Company or any Company Subsidiary or other person, in each case for whom the Company or any Company Subsidiary may be liable that reasonably would be expected to have a Company Material Adverse Effect or materially adversely affect the Company’s ability to perform its obligations under this Agreement and (ii) the Company is not subject to any judgment, decree, injunction, rule, order or award of any Governmental Authority or arbitrator that prohibits or would reasonably be expected to delay the consummation of the Merger.

Section 4.9.  Information Supplied.  The definitive Proxy Statement will not, on the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the meeting of the Company’s stockholders to which the Proxy Statement relates (the “Stockholders Meeting”), omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting that shall have become false or misleading in any material respect. The definitive Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that may be supplied by or on behalf of Parent or Subsidiary and included in the Proxy Statement.

Section 4.10.  Compliance with Laws; Permits.  The Company is not in violation of, nor since December 31, 2005 has it received any written notice of violation of, any applicable law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to conduct their businesses as presently conducted and to own their assets and properties (collectively, the “Company Permits”), except for such permits, licenses, franchises, variances, exemptions, orders, authorizations, certificates, consents and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are not in violation of the terms of any Company Permit, except for such violations as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.11.  Compliance with Agreements.  The Company and the Company Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred that, with or without lapse of time, notice or action by a third party, would result in a default on the part of the Company or any Company Subsidiary under (i) the Company’s charter or bylaws, (ii) the comparable organizational instruments of any Company Subsidiary or (iii) any contract, commitment, agreement, indenture, mortgage, hypothecation, loan agreement or credit agreement, note, lease, bond, license, deed of trust, approval or other instrument to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound or to which any of their properties or assets are subject, other than, in the case of clauses (ii) and (iii), such breaches, violations and defaults as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.12.  Taxes.

(a) As used in this Agreement, (i) “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, windfall profits, environmental (including taxes under Code Section 59A), franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, rollback, registration, value added, alternative or ad-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not or additional amount imposed by any Governmental Authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation and (ii) “Tax Return” shall mean any return, declaration, report, claim for refund, or information return, or similar statement relating to Taxes, including any amendment thereof.

(b) Each of the Company and the Company Subsidiaries (i) has timely filed (or had filed on its behalf) all material Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority) and all such Tax Returns and reports are true, correct and complete in all material respects, and (ii) has paid (or had paid on its behalf) within the time and manner prescribed by law, all material Taxes. The most recent Company Financial Statements contained in the Company SEC Reports reflect an adequate reserve for all material Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all material federal and state Tax Returns for the Company and the Company Subsidiaries requested by Parent or its representatives have been delivered or made available to representatives of Parent. Neither the Company nor any Company Subsidiary has received notice that any audits or unpaid deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries or with respect to their properties, including claims by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is, or may be, subject to taxation by that jurisdiction. No requests for waivers of any statute of limitations in respect of Taxes have been made and no extensions of the time to assess or collect any such Tax are pending and no such waiver remains in effect. There are no liens for any material Taxes upon the assets of the Company or any Company Subsidiary except for statutory liens for Taxes not yet due. Neither the Company nor any of the Company Subsidiaries is a party to or subject of any audit, examination, action or proceedings by any Governmental Authority for assessment or collection of any material Tax, to the knowledge of Company no audit, examination, action or proceeding in respect of any material Taxes involving the Company or any Company Subsidiary is being considered by any Tax authority, and no claim for assessment or collection of any material Tax has been assessed against the Company or any Company Subsidiary.

(c) The Company and each of the Company Subsidiaries have withheld and paid within the time and manner prescribed by law all material Taxes required to have been withheld and/or paid in connection with amounts paid or owing the any employee, former employee, independent contractor, creditor, stockholder, or other third party.

(d) Neither the Company nor any of the Company Subsidiaries has requested, received or is subject to any written ruling of a Governmental Authority related to Taxes or has entered into any written and legally binding agreement with a Governmental Authority relating to Taxes.

(e) Neither the Company nor any of the Company Subsidiaries has made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Code Sections 162(m) or 280G.

(f) The Company has incurred no liability for any material Taxes under Code Sections 1374, 857(b), 860(c) or 4981, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, Treasury Regulation Section 1.337(d)-6 or 1.337(d)-7 (or any provision of similar effect) including, without limitation, any Tax arising from a prohibited transaction described in Code Section 857(b)(6). To the knowledge of the Company, no event has occurred, and no condition or circumstance exists which presents a risk that any material Tax described in the preceding sentence will be imposed on the Company or any Company Subsidiary. No asset or portion thereof held directly or indirectly by the Company is subject to the “built in gains tax” under Code Section 1374 pursuant to Treasury Regulation Section 1.337(d)-7 or any applicable predecessor guidance or regulation.

(g) Neither the Company nor any of the Company Subsidiaries (i) is a party to or is otherwise subject to any Tax allocation, indemnity or sharing agreement or (ii) has any liability for the Taxes of another person (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (2) as a transferee or successor or (3) under law, by contract or otherwise. Neither the Company nor any Company Subsidiary is subject to any adjustment under Section 481 of the Code.

(h) The Company, (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2003 through December 31, 2006 has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years and (ii) has been owned and operated since December 31, 2006 and will continue to be owned and to operate in a manner that will permit it to qualify as a REIT for the taxable year of the Company that will end upon the Effective Time independent of (and without compliance with or reliance upon) any procedure for payment of a deficiency or other post-Closing dividend. No challenge to the Company’s qualification as a REIT is pending or has been threatened in writing. No Company Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(l) of the Code. Each Company Subsidiary that is a partnership, joint venture, or limited liability company has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Section 4.2 of the Company Disclosure Schedule lists all the Company Subsidiaries which are (i) “taxable REIT subsidiaries” within the meaning of Code Section 856(l) or (ii) “qualified REIT subsidiaries” within the meaning of Code Section 856(i).

(i) Neither the Company nor any Company Subsidiary has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355. Neither the Company nor any of the Company Subsidiaries has disposed of any property in a transaction intended to qualify for tax deferred treatment under Code Section 1031 or 1033 in which the Company or any Company Subsidiary, as the case may be, has yet to acquire a replacement property or has not otherwise completed such exchange. The Company does not have any earnings and profits attributable to it or any other corporation in any non-REIT year within the meaning of Code Section 857. Neither the Company nor any Company Subsidiary is or has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 4.13.  Employee Benefit Plans; ERISA.

(a) As used in this Agreement, (i) “Company Plan” means (x) each employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Pension Plan”); and each employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) (“Welfare Plan”) maintained by the Company or any of its ERISA Affiliates, and (y) each stock option, stock purchase, stock appreciation right and stock based plan and each material deferred compensation, employment, severance, change in control, incentive, bonus, medical, fringe benefit, life insurance, vacation, layoff, dependent care, legal services, cafeteria plan, or agreement, arrangement, policy or program maintained or contributed to by the Company or a Company Subsidiary for the benefit of current or former employees or current or former directors of the Company or a Company Subsidiary; and (ii) “ERISA Affiliate” means any trade or business whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001(b) of ERISA.

(b) With respect to each material Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) any material current plan documents and amendments thereto; (ii) for the most recently ended plan year, all IRS Form 5500 series forms (and any financial statements and other schedules attached thereto) filed with respect to any Company Plan; (iii) all current summary plan descriptions and subsequent summaries of material modifications with respect to each Company Plan for which such descriptions and modifications are required under ERISA; and (iv) the most recent IRS determination letter for each Pension Plan that is intended to be qualified under Section 401(a) of the Code. All Company Plans are listed in Section 4.13(b) of the Company Disclosure Schedule.

(c) Neither the Company nor any of its ERISA Affiliates maintains or has, within the previous six years, maintained a Pension Plan that is subject to Section 412 of the Code or Title IV of ERISA.

(d) Neither the Company nor any of its ERISA Affiliates currently has within the previous six years been obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA, that is subject to ERISA.

(e) No Company Plan that is a Welfare Plan provides for continuing benefits or coverage for any participant or beneficiary or covered dependent or a participant after such participant’s termination of employment, except to the extent required by law.

(f) With respect to any Welfare Plan, (i) no such plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA and (ii) no such plan is a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding).

(g) Each Company Plan (i) has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA, the Code and other applicable laws; and (ii) that is intended to be a qualified plan within the meaning of Section 401(a) of the Code has a favorable determination from the IRS as to its qualified status or is within the remedial amendment period for making any required changes and to the knowledge of the Company there are no circumstances likely to result in revocation of any such favorable determination letter.

(h) With respect to each Company Plan, except as would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no inquiries or proceedings pending or threatened by the IRS, the Department of Labor, any Governmental Authority or any participant or beneficiary (other than claims for benefits in the ordinary course) with respect to the design or operation of the Company Plans; and (ii) the Company has made all material contributions required under the terms of such Company Plans.

(i) Notwithstanding any other representation or warranty contained in this Article IV, the representations and warranties contained in this Section 4.13 constitute the sole representations and warranties of the Company relating to the subject matter hereof.

Section 4.14.  Labor Controversies.  There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees that reasonably would be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor to the knowledge of the Company are there any pending activities or proceedings of any labor union to organize any such employees.

Section 4.15.  Real Estate.

(a) Section 4.15(a) of the Company Disclosure Schedule contains a true and complete list of all real property owned beneficially or of record by the Company or any Company Subsidiary or leased to the Company or any Company Subsidiary pursuant to a ground lease, in each case as of the date of this Agreement (all such real property, together with all buildings, structures and other improvements located on or under such real property and all easements, rights and appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”).

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary, as applicable, owns good and marketable fee simple title to, or has a valid leasehold interest pursuant to a ground lease in, each of the Company Properties, in each case free and clear of all Liens other than any (i) Liens for Taxes or other governmental charges not yet due and payable or that are being contested in good faith, (ii) mechanics’, carriers’, warehousemen’s, workers’ and other similar Liens, (iii) Liens on assets incurred to finance the acquisition of such assets or the construction of improvements thereon, (iv) easements, rights of way, building, zoning and other similar encumbrances or title defects, (v) Liens on assets incurred in the ordinary course of business, (vi) the Company Leases (hereinafter defined) and (vii) other Liens that do not materially impair the use of the underlying property in the ordinary course.

(c) Section 4.15(c) of the Company Disclosure Schedule contains a true and complete list of each lease to which the Company or any Company Subsidiary is a party, as lessee. Except as would not reasonably be expected to have a Company Material Adverse Effect, each such lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (i) the Company or the applicable Company Subsidiary, and (ii) to the knowledge of the Company, the other parties thereto. The Company has made available to Parent true and complete copies of all such leases and all material amendments thereto as of the date hereof (except for discrepancies or omissions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect).

(d) Except for discrepancies or omissions that would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for the Company Properties previously made available by the Company to Parent, are true and complete and list each lease under which the Company or a Company Subsidiary was a landlord that was in effect, in each case as of the respective dates of such rent rolls (such leases, together with all amendments, modifications, renewals, extensions and guarantees related thereto are individually referred to herein as a “Company Lease” and collectively, referred to herein as “Company Leases”). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (i) the Company or the applicable Company Subsidiary, and (ii) to the knowledge of the Company, the other parties thereto.

(e) Neither the Company nor any of the Company Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceeding is pending or threatened with respect to any of the Company Properties, or (ii) any zoning regulation or ordinance, building or similar law, code, ordinance order or regulation has been violated for any Company Property, which violation has not been cured, except in the cases of clauses (i) and (ii) above as would not reasonably be expected to have a Company Material Adverse Effect.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has granted any unexpired option or right of first refusal with respect to the purchase of a Company Property or any portion thereof.

(g) Notwithstanding any other representation or warranty contained in this Article IV, the representations and warranties contained in this Section 4.15 constitute the sole representations and warranties of the Company relating to the Company Properties.

Section 4.16.  Environmental Matters.

(a) As used in this Agreement, (i) “Environmental Claim” means any and all administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability or potential liability, or any responsibility, relating in any way to any Environmental Law; (ii) “Environmental Law” means any and all applicable federal, state and local laws, statutes, rules, regulations, ordinances, orders, decrees and other laws, including common law, relating to the protection of the environment, natural resources, and health and safety as it relates to environmental protection including contamination, laws relating to Releases of Hazardous Material into the environment, and all laws and regulations with regard to disclosure and reporting requirements respecting Hazardous Materials and the environment; (iii) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property; and (iv) “Hazardous Materials” means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance or product that is listed, classified or regulated pursuant to any Environmental Law), including any petroleum product, by-product or additive, asbestos or asbestos-containing material, medical waste, biological waste, chlorofluorocarbon, hydrochlorofluorocarbon, lead-containing paint or plumbing, polychlorinated biphenyls (PCBs), radioactive material, infectious materials, potentially infectious materials or disinfecting agents, bacteria, mold, fungi or other toxic growth, regulated under Environmental Laws.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) there are no Hazardous Materials or underground storage tanks in, on or under the Company Property, except those that are both (A) in compliance with Environmental Laws and with permits issued pursuant thereto, if any, and (B) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate the Company Property or in amounts used by tenants in the ordinary course of business; (ii) there are no past, present or, to the knowledge of the Company, threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require remediation existing in, on, under or from any Company Property; and (iii) the Company Properties are owned, leased and operated in compliance with all applicable Environmental Laws.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company Properties is subject to any pending or, to the knowledge of the Company, threatened Environmental Claim.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, no Company Property is subject to any current or, to the knowledge of the Company, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Authority or any other restriction of record.

(e) To the knowledge of the Company, other than as disclosed in any environmental reports made available to Parent and except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Property currently contains any radon, lead-based paint, asbestos-containing material, or mold or fungi.

(f) Notwithstanding any other representation or warranty contained in this Article IV, the representations and warranties contained in this Section 4.16 constitute the sole representations and warranties of the Company relating to environmental matters.

Section 4.17.  Intellectual Property.  The Company or one or more of the Company Subsidiaries owns or has valid rights to use the intellectual property that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. The intellectual property rights owned by the Company are referred to in this Agreement as the “Owned Intellectual Property Rights” and the intellectual property of third parties that the Company and the Company Subsidiaries have the right to use are referred to as the “Licensed Intellectual Property Rights.” To the knowledge of the Company, as of the date of this Agreement, (i) the conduct of the business of the Company and the Company Subsidiaries does not infringe any valid and enforceable patents, trademarks, trade names, service marks or copyrights of third parties, (ii) no person is infringing the Owned Intellectual Property Rights and (iii) no claim is pending or has been threatened that asserts any Owned Intellectual Property Rights are invalid and/or unenforceable except in each case as would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding any other representation or warranty contained in this Article IV, the representations and warranties contained in this Section 4.17 constitute the sole representations and warranties of the Company relating to intellectual property.

Section 4.18.  Contracts.  As of the date of this Agreement, there are no contracts or agreements that are material to the business, assets or financial condition of the Company and the Company Subsidiaries, taken as a whole, (i) having a remaining term of more than one year and not terminable (without penalty) on notice of 12 months or less that require payments per year in the aggregate in excess of $500,000 or (ii) imposing any material restrictions on the ability of the Company or any Company Subsidiary to engage in any line of business, or otherwise imposing material limitations on the conduct of business by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is in violation of or in default under any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.19.  Affiliate Transactions.  Except for agreements entered into in the ordinary course of business and except as would not reasonably be expected to have a Company Material Adverse Effect, there are no agreements between the Company or any Company Subsidiary, on the one hand, and any Affiliate (other than a Company Subsidiary) of the Company or any Company Subsidiary, on the other hand, that will require performance by the Company or any Company Subsidiary on or after the Closing Date.

Section 4.20.  Brokers and Finders.  Except for the fees and expenses payable to Lazard Frères & Co. LLC (the “Company Financial Advisor”), no agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.21.  Opinion of Company Financial Advisor.  The Company Financial Advisor has rendered an oral opinion to the Board of Directors of the Company, to be confirmed by a letter dated the date of this Agreement, to the effect that, as of such date, the Common Stock Price to be paid to the holders of Company Common Stock (other than Parent, Subsidiary and any affiliate of Parent) is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, modified or amended.

Section 4.22.  No Other Representations or Warranties.  Except for the representations and warranties of the Company expressly set forth in this Agreement, neither the Company nor any other person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company, or any Company Subsidiary or its or their respective properties, financial condition or results of operations or with respect to the Merger or any of the other transactions contemplated by this Agreement. The representations and warranties made in this Article IV are in lieu of all other representations and warranties the Company might have given Parent or Subsidiary. Parent and Subsidiary each acknowledge that all other warranties that the Company or anyone purporting to represent the Company gave or might have given, or that might be provided or implied by applicable law or commercial practice, are hereby expressly excluded. Neither the Company nor any other person will have or be subject to any liability or other obligation to Parent, Subsidiary or any other person in respect of any written or oral communication to, or use by Parent or Subsidiary of, any information, documents, projections, forecasts or other material made available to Parent or Subsidiary in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, including the content of any management interviews or presentations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

Parent and Subsidiary jointly and severally represent and warrant to the Company that:

Section 5.1.  Organization and Qualification.  Each of Parent and Subsidiary is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to own, lease and otherwise hold its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to prevent or delay the consummation of the Merger.

Section 5.2.  Authority; Non-Contravention; Approvals.

(a) Parent and Subsidiary each have all requisite limited liability company power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been approved by the Manager of Parent and adopted by the Manager of Subsidiary and the Merger has been approved by the sole member of Subsidiary in accordance with applicable law. No other limited liability company proceeding on the part of Parent or Subsidiary is necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming due authorization, execution and delivery by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or by a court’s application of general equitable principles.

(b) The execution, delivery and performance of this Agreement by each of Parent and Subsidiary and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with, or without notice or passage of time or both, would constitute a default) under, or result in the termination of or a loss of a benefit under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Parent or Subsidiary under any of the terms, conditions or provisions of (i) the respective certificates of formation, operating agreements (or equivalent documents) of Parent or any of its subsidiaries, including Subsidiary; (ii) subject to the Merger Filing and the Delaware Filing, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to Parent or any of its subsidiaries, including Subsidiary or any of their respective properties or assets; or (iii) any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries, including Subsidiary is now a party or by which Parent or any of its subsidiaries, including Subsidiary or any of their respective properties or assets may be bound or affected; other than (in the case of clauses (ii) and (iii) above) such violations, conflicts, breaches, defaults, terminations, losses of benefit, accelerations or creations of Liens that would not reasonably be expected to prevent or delay the consummation of the Merger.

(c) Except for the Merger Filing and the Delaware Filing, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby.

Section 5.3.  Information Supplied.  None of the information to be provided by Parent or Subsidiary for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.4.  Financing.  Parent has and will have at the Effective Time, and will make available to Subsidiary (or cause to be made available), from cash on hand or cash made available from credit facilities existing as of the date of this Agreement, the funds necessary to consummate the Merger on the terms contemplated by this Agreement. The obligations of Parent and Subsidiary under this Agreement are not contingent on the availability of financing.

Section 5.5.  Subsidiary.  Subsidiary was formed solely for the purposes of engaging in the transactions contemplated hereby, and has not engaged, and will not engage, in any other business activities and has conducted its operations only as contemplated hereby.

Section 5.6.  Brokers and Finders.  No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which the Company could become liable in connection with the transactions contemplated by this Agreement.

Section 5.7.  Maryland Business Combination Act.  At no time in the past five years has Parent or Subsidiary or any of their affiliates or associates (as those terms are defined in Section 3-601 of the MGCL) been an “interested stockholder” (as defined in Section 3-601 of the MGCL) of the Company.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1.  Conduct of the Company’s Business.  The Company covenants that during the period from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), and except to the extent required by law, or as disclosed in the Company SEC Reports or Section 6.1 of the Company Disclosure Schedule, and except as otherwise expressly required or permitted by this Agreement:

(a) the business of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action, except in the ordinary course of business, and the Company shall use commercially reasonable efforts to preserve intact its present business organization and goodwill, to keep available the services of its officers and key employees and to maintain its qualification as a REIT within the meaning of Section 856 of the Code;

(b) the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following: (i) sell, pledge, lease, dispose of or encumber any property or assets, except for dispositions of immaterial assets or encumbrances and pledges that are, individually or in the aggregate, immaterial; provided that any disposition set forth on Section 6.1 of the Company Disclosure Schedule must be made pursuant to the terms set forth in such schedule, (ii) amend or propose to amend its charter or bylaws (or comparable organizational documents) in a manner that would adversely affect Parent; (iii) split, combine or reclassify any shares of its stock, or declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to such shares except for (A) regular quarterly dividends in the ordinary course of business, at a rate not to exceed $0.27 per share of Company Common Stock; (B) a prorated dividend for the period from the last record date set pursuant to the foregoing clause (A) through and including the Closing; (C) dividends paid by a wholly-owned direct or indirect Company Subsidiary to such Company Subsidiary’s parent; and (D) with the consent of Parent, not to be unreasonably withheld, conditioned or delayed, the minimum distributions required for the Company to maintain its qualification as a REIT, to avoid the imposition of any Excise Taxes under Section 4981 of the Code and to avoid incurring any Taxes under Section 857 of the Code; (iv) redeem, purchase, acquire or offer to acquire any shares of its stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters listed in clauses (i) through (iv) above; and

(c) the Company shall not, and shall not cause or permit any Company Subsidiary to, (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its stock of any class or other property or assets whether pursuant to the Company Plans or otherwise; provided, however, that the Company may issue shares of Company Common Stock (A) upon exercise of Options that are outstanding on the date of this Agreement or are permitted under this Agreement to be issued following the date of this Agreement and are exercised in accordance with their respective terms as in effect on the date of this Agreement and (B) pursuant to other Company Plans as in effect on the date of this Agreement; (ii) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership or other business organization or division thereof (except an existing wholly-owned Company Subsidiary) or acquire other assets other than in the ordinary course; (iii) except for borrowings under the $6,314,000 construction loan related to The Reserve at Wescott Plantation, Phase II, dated April 11, 2007, incur, create or assume any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any other person or entity (other than a wholly-owned Company Subsidiary) for borrowed money; (iv) make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or a wholly-owned Company Subsidiary to the Company or a wholly-owned Company Subsidiary; (v) enter into, renew or materially modify any material lease, contract, agreement or commitment (including any contract, lease, agreement or commitment (A) of a nature that would be required under the Exchange Act to be filed as an exhibit to the Company’s Annual Report on Form 10-K, (B) having a remaining term of more than one year and not terminable (without penalty) on notice of 12 months or less that require payments per year in the aggregate in excess of $500,000 (C) imposing any material restrictions on the ability of the Company or any Company Subsidiary to engage in any line of business, or otherwise imposing material limitations on the conduct of business by the Company or any Company Subsidiary, (D) for insurance or (E) any Company Plan), other than contracts for the sale, license, lease or rent of the Company’s or the Company Subsidiaries’ products or services in the ordinary course of business; (vi) terminate, amend, modify, assign, waive, release or relinquish any material contract rights or any other material rights or claims; (vii) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company including relating to Taxes; (viii) make any change in executive compensation; (ix) change its accounting principles, practices or methods in a manner that would adversely affect Parent, except as may be required by the SEC, applicable law or GAAP; (x) make or rescind any election relating to Taxes unless the Company reasonably determines, after consultation with the Parent, that such action is required by applicable law or necessary or appropriate to preserve the Company’s qualification as a REIT or the partnership or disregarded status of any Company Subsidiary or otherwise agreed to by the Parent and the Company; (xi) enter into any tax protection, sharing or indemnity agreement or arrangement; (xii) enter into any contracts with affiliates of the Company, other than the Company Subsidiaries; (xiii) prepay any long-term debt except in connection with sales of real property permitted hereunder; (xiv) pay, discharge or satisfy any claims, liabilities or obligations, except in the ordinary course of business, and in accordance with their terms or as otherwise covered by insurance; (xv) on a property by property basis, make any expenditures in excess of 10% above the Company’s approved operating budget for each such property for fiscal year 2007; or (xvi) agree, in writing or otherwise, to take any of the actions listed in clauses (i) through (xv) above.

Section 6.2.  Reasonable Best Efforts to Consummate.  General.  Subject to the terms and conditions of this Agreement, each of the parties shall (and shall cause its respective subsidiaries, if any, to) use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to (i) make any filing with and obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority that is required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement, (ii) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request and (iii) after consultation with the other parties, obtain any consent, waiver, approval or authorization from any third party required in order to maintain in full force and effect any of the Company Permits or the Company’s contracts, licenses or other rights following the Merger and the other transactions contemplated by this Agreement.

Section 6.3.  Preparation of Proxy Statement; Meeting of Stockholders.

(a) The Company shall, as soon as reasonably practicable following the date of this Agreement, prepare and file a preliminary form of the Proxy Statement with the SEC and each of the Company and Parent shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after responding to all such comments to the satisfaction of the SEC’s staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare, and, after consultation with Parent, mail to its stockholders such an amendment or supplement. Parent shall cooperate fully with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company, promptly upon the Company’s request, with all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and the related proxy materials and any proposed amendment or supplement to the Proxy Statement prior to its filing with the SEC or dissemination to the Company’s stockholders.

(b) Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it for use in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and shall take all steps necessary to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Company’s stockholders, in each case to the extent required by applicable law or otherwise deemed appropriate by the Company.

(c) The Company shall, in accordance with applicable law and its charter and bylaws, as promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the staff of the SEC, duly call, give notice of, convene and hold the Stockholders Meeting for the purpose of obtaining the Company Stockholders’ Approval. Subject to the duties of the Company’s Board of Directors under applicable law, the Company shall include in the Proxy Statement the recommendation of its Board of Directors that the Company Stockholders’ Approval be given (the “Recommendation”).

(d) Notwithstanding anything to the contrary in clause (c) of this Section 6.3, at any time before the approval of the Merger and the other transactions contemplated by this Agreement, the Recommendation may be withdrawn or modified, and the Stockholders Meeting may be postponed, if the Board of Directors determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that the withdrawal or modification of such recommendation or the postponement of the Stockholders Meeting, as applicable, is appropriate and consistent with the obligations of the Company’s Board of Directors under applicable law.

(e) The Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated before that meeting is held.

Section 6.4.  Public Statements.  Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the NASDAQ Global Market or any other securities exchange, none of the parties to this Agreement will cause or permit any public announcement with respect to the subject matter of this Agreement. The initial press release with respect to the Merger and the other transactions contemplated by this Agreement shall require the prior mutual agreement and approval of both Parent and the Company and any subsequent press releases or other public statements with respect to the Merger or the other transactions contemplated by this Agreement shall be made, subject to the preceding sentence, only following prior consultation between Parent and the Company.

Section 6.5.  Access to Information; Confidentiality.

(a) The Company shall, and shall cause its officers, directors, employees, representatives and agents to, afford to Parent and its officers, directors, employees, consultants, agents, advisors and other representatives (collectively “Parent Representatives”) reasonable access during normal business hours with reasonable notice throughout the period from the date of this Agreement through the Effective Time to all of the Company’s properties, offices and other facilities, books, contracts, commitments, records (including, but not limited to, Tax Returns and records), directors, officers, employees, agents and representatives and, during that period, shall furnish promptly to Parent or Parent’s Representatives such other information concerning the Company’s business, properties and personnel as Parent reasonably may request. Except as required by law, Parent and Subsidiary shall hold, and shall cause the Parent Representatives to hold, in strict confidence all nonpublic documents and confidential information furnished to Parent, Subsidiary and any Parent Representative in connection with the transactions contemplated by this Agreement in accordance with the confidentiality agreement dated as of April 9, 2007 between the Company and Sentinel Real Estate Corp. (the “Confidentiality Agreement”).

(b) The Company agrees to provide, and shall cause the Company Subsidiaries and its and their respective officers, directors, employees, consultants, agents, advisors and other representatives to provide, all reasonable cooperation in connection with (A) the arrangement of the Parent’s financing, including assisting Parent in seeking consents from the Company’s existing lenders, and (B) the sale or other disposition after the Effective Time of any of the properties of the Company or the Company Subsidiaries, in each case as may be reasonably requested by Parent.

Section 6.6.  Acquisition Proposals.

(a) As used in this Agreement:

“Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions (i) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) for the issuance of 25% or more of the equity securities of the Company as consideration for the assets or securities of another person or (iii) to acquire in any manner, directly or indirectly, 25% or more of the equity securities of the Company or assets (including equity securities of any Company Subsidiary) that represent 25% or more of the assets of the Company, in each case other than the transactions contemplated by or expressly permitted under this Agreement; and

“Superior Proposal” means any Acquisition Proposal (but replacing references to “25% or more” in the definition of Acquisition Proposal with “50% or more”) on terms that the Company’s Board of Directors determines in good faith after consultation with the Company’s financial advisor to be superior from a financial point of view to the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement, and including in each case the risks and probabilities of consummation).

(b) Subject to the other provisions of this Section 6.6, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of the Company, the Company Subsidiaries nor any of their respective officers, directors, employees, consultants, agents, advisors and other representatives (collectively “Company Representatives”) shall, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing information) the submission of any Acquisition Proposal or any inquiries, proposals or offers that reasonably may be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. The Company shall, and shall direct each Company Subsidiary and each agent or representative of any of the foregoing to, immediately cease any discussions, negotiations, or communications with any party with respect to any Acquisition Proposal.

(c) Notwithstanding anything to the contrary in Section 6.6(b), until the Company Stockholders’ Approval is obtained, (i) if the Company has received from a third party an unsolicited written Acquisition Proposal that the Company’s Board of Directors determines in good faith constitutes or reasonably could be expected to lead to a Superior Proposal, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the person making the Acquisition Proposal (pursuant to a customary confidentiality agreement not less restrictive of such person, in the aggregate, than the Confidentiality Agreement) and (B) participate in discussions or negotiations with such person regarding the Acquisition Proposal; provided, however, that the Company shall promptly provide to Parent any material non-public information concerning the Company or any Company Subsidiary that is provided to any person pursuant to this Section 6.6(c) and was not previously provided to Parent; and (ii) notwithstanding anything to the contrary in this Agreement, the Company or its Board of Directors may grant waivers, consents or approvals under any standstill agreement to facilitate any unsolicited Acquisition Proposal; provided that waivers, consents or approvals of the same type and scope are simultaneously made with respect to the Confidentiality Agreement.

(d) The Company promptly shall advise Parent of its receipt of any Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal.

(e) Notwithstanding anything to the contrary in this Agreement, if, at any time before obtaining the Company Stockholders’ Approval, the Company receives an Acquisition Proposal that the Company’s Board of Directors determines in good faith constitutes a Superior Proposal, the Company may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors determines in good faith, after consultation with outside counsel, that failure to take such action may be inconsistent with its obligations under applicable law; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.6(e) and any purported termination pursuant to this Section 6.6(e) shall be void, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 8.2(b); and provided, further, that the Company may not terminate this Agreement pursuant to this Section 6.6(e) unless the Company (i) shall have provided prior written notice to Parent, at least 72 hours in advance, of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of the Superior Proposal (including the identity of the party making the Superior Proposal), and shall be accompanied by a copy of a draft of the definitive agreement proposed to be entered into with respect to the Superior Proposal, (ii) after delivering such notice of a Superior Proposal the Company shall provide Parent at least three (3) business days to make such adjustment in the terms and conditions of this Agreement, and shall negotiate, and cause its legal and financial advisors to negotiate the terms of such adjustments, and (iii) the Company’s Board of Directors shall have determined, after the end of such three business day period, after considering the results of any such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any other disclosure to the Company’s stockholders if, in the case of any disclosure described in this clause (ii), the Company’s Board of Directors determines in good faith, after consultation with outside counsel, that failure to disclose may be inconsistent with the obligations of the Company or its Board of Directors under applicable law.

Section 6.7.  Expenses and Fees.  Subject to Section 8.2(d), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 6.8.  Directors’ and Officers’ Indemnification and Insurance.

(a) Parent agrees that all rights to indemnification and related rights to advancement of expenses on the part of each person who at the Effective Time is a current or former director or officer of the Company, including all such rights existing pursuant to the MGCL, the Company’s charter or bylaws or any written agreement between any such person and the Company in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect until 180 days after the expiration of the longest applicable statute of limitation. Parent also agrees that from and after the Effective Time it shall (and shall cause the Surviving Entity to) indemnify all such persons to the fullest extent permitted by applicable law with respect to all actual or alleged acts or omissions prior to the Effective Time occurring in connection with or arising out of such individuals’ service as officers or directors of the Company or any of its subsidiaries or as trustees, fiduciaries or administrators of any plan for the benefit of employees. Without limitation of the foregoing, if any such person is or becomes involved in any such capacity in any action, proceeding or investigation in connection with any actual or alleged action, inaction, state of affairs or other matter, including any matter related to the transactions contemplated by this Agreement, occurring on or before the Effective Time, Parent shall (or shall cause the Surviving Entity to) pay such person’s reasonable fees and other expenses of counsel selected by such person (including the cost of any investigation, preparation and settlement) incurred in connection therewith promptly after statements therefor are received by Parent; provided that person provides an undertaking to the Parent to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final and not appealable) that such person is not entitled to indemnification. Parent shall be entitled to participate in the defense of any such action or proceeding, and counsel selected by the indemnified person shall, to the extent consistent with their professional responsibilities, cooperate with Parent and any counsel designated by Parent. Parent shall pay all reasonable fees and expenses, including fees and expenses of counsel, that may be incurred by any indemnified person in enforcing the indemnity and other obligations provided for in this Section.

(b) From and after the Effective Time, Parent shall cause the Surviving Entity to maintain in effect for not less than six years from the Effective Time the insurance coverage provided under the policies of directors’ and officers’ liability insurance maintained by the Company at the date of this Agreement; provided, however, that the Surviving Entity may substitute therefor policies issued by reputable and financially sound carriers reasonably acceptable to the beneficiaries of such policies that provide at least the same coverage, on terms and conditions which are no less advantageous to such persons but only if such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Entity shall not be required to pay an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement; and if the Surviving Entity is unable to obtain the insurance required by this Section, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. Parent’s obligations under this paragraph may be satisfied by the purchase of a “tail” insurance policy that provides the coverage described above.

Section 6.9.  Employee Benefits.

(a) From and after the Effective Time, Parent shall honor, and cause the Surviving Entity to honor, each Company Plan and the related funding arrangements of such Company Plan in accordance with its terms and shall interpret such Company Plan in accordance with the past practice of the Company. Without limiting the generality of the foregoing, Parent shall honor, and cause the Surviving Entity to honor, all rights to vacation, personal and sick days accrued by employees of the Company and its subsidiaries under any plans, policies, programs and arrangements of the Company and its ERISA Affiliates through and including the Effective Time. Until the date that is fifteen months after the Effective Time, Parent shall provide, and cause the Surviving Entity to provide, employee benefits under employee benefit plans to the employees and former employees of the Company and the Company Subsidiaries that are in the aggregate no less favorable than those provided to such persons pursuant to Company Plans on the date of this Agreement; provided, however, that insofar as any Company Plan relates to severance or retention payments or other related benefits (whether following a change of control transaction or otherwise), that Company Plan or portion thereof shall be maintained in effect and honored by Parent and the Surviving Entity in accordance with its terms. Nothing herein shall prohibit any changes to any Company Plan that are (i) required by law (including any applicable qualification requirements of Section 401(a) of the Code); (ii) necessary as a technical matter to reflect the transactions contemplated hereby; or (iii) required for the Surviving Entity to provide for or permit investment in its securities or Parent’s securities. Nothing herein shall require Parent to continue any particular Company Plan.

(b) With respect to any employee benefit plans in which any employees of the Company or the Company Subsidiaries first become eligible to participate on or after the Effective Time, and in which the employees of the Company and the Company Subsidiaries did not generally participate before the Effective Time, Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and the Company Subsidiaries under any such new plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Plan; (ii) provide each employee of the Company and the Company Subsidiaries with credit for any co-payments and deductibles paid before the Effective Time (to the same extent such credit was given under the analogous Company Plan before the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such employees may be eligible to participate after the Effective Time; (iii) recognize all service of such employees for all purposes (including, without limitation, purposes of eligibility to participate, vesting, entitlement to benefits and benefit accrual) in any such new plan in which such employees may be eligible to participate after the Effective Time; and (iv) with respect to flexible spending accounts, provide each employee of the Company and the Company Subsidiaries with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits.

(c) The Company shall use its reasonable best efforts to ensure that no officer, director, employee, agent or representative of the Company makes any commitment to employees of the Company regarding any employment, compensation or benefits to be provided after the Closing Date without the advance written approval of the Parent, other than as specifically set forth in this Section 6.9. The Company will collaborate with Parent regarding communication to employees in order to ensure a smooth transition in connection with the Merger.

Section 6.10.  Certain Tax Matters.

(a) Neither Parent, the Surviving Entity nor their respective affiliates shall take any action from and after the Effective Time that is inconsistent with the Company’s qualification as a REIT within the meaning of Section 856 of the Code before the Effective Time. After the Effective Time, Parent, the Surviving Entity and their respective affiliates will take all necessary and desirable actions to preserve the Company’s qualification as a REIT for all periods before the Effective Time.

(b) The aggregate Common Stock Price (plus all liabilities assumed by Parent or Subsidiary as a result of the Merger) shall be allocated among the Company’s assets in accordance with the allocation set forth in Section 6.10(b) of the Company Disclosure Schedule. Parent shall accommodate in good faith all reasonable modifications requested by the Company with respect to such allocation. The parties further agree to report and file any Tax Returns, including IRS Form 8594 (or successor form), in all respects in a manner consistent with such allocation. The parties shall cooperate in good faith to timely and properly prepare, execute and file any such forms. None of the parties hereto shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation.

(c) The Common Stock Price distributed to holders of the Company Common Stock will exceed the Company’s REIT taxable income within the meaning of Section 857(b) of the Code for the year in which the Merger occurs (taking into account the dividends paid deduction for prior distributions by the Company) and, assuming the payment of dividends in the maximum amounts permitted pursuant to Section 6.1(b)(D), except as described in Section 4.12(f) of the Company Disclosure Schedule, the Company will not owe any federal income tax for such year.

(d) The parties hereto shall cooperate in the preparation, execution and filing of and shall duly and timely file all Tax Returns required to be filed with any Governmental Authority, including any Tax Returns regarding any conveyance or transfer taxes that may become payable in connection with the transactions contemplated by this Agreement. The Company will cooperate with Parent and Subsidiary to structure such transactions in a manner so as to minimize any conveyance, real property transfer, mortgage, sales, recording, registration or similar taxes and fees that become payable in connection with such transactions; provided, however, that (i) no such cooperation or structuring shall delay or prevent the completion of the Merger, (ii) neither the Company nor any Company Subsidiary shall be required to take any action in contravention of any laws, (iii) the Company shall not be required to take any action that could adversely affect the qualification of the Company as a REIT under the Code and with the Company and Company Subsidiaries shall not be required to take any actions that could reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, the Company, any Company Subsidiary or any of their respective stockholders incrementally greater than the Taxes or any adverse consequences in connection with the consummation of this Agreement.

ARTICLE VII

CONDITIONS

Section 7.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement at and after the Closing are subject to the satisfaction (or waiver, where permissible), at or before the Effective Time, of each of the following conditions:

(a) the Company Stockholders’ Approval shall have been obtained; and

(b) no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority of competent jurisdiction which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger.

Section 7.2.  Conditions to Obligations of Parent and Subsidiary.  The obligations of Parent and Subsidiary to effect the Merger and to consummate the other transactions contemplated by this Agreement at and after the Closing are further subject to the following conditions, any one or more of which may be waived by Parent:

(a) the representations and warranties of the Company contained in this Agreement (i) that are qualified as to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and the Closing Date as if made on such date (other than representations and warranties that expressly relate to an earlier date, which shall be true and correct as of such earlier date), and (ii) that are not so qualified shall be true and correct as of the Closing Date in all material respects (other than representations and warranties that expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date), except in the case of the representations and warranties referred to in this clause (ii), for any failure to be true and correct in all material respects that would not reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing;

(c) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions contained in Sections 7.2(a) and (b) have been satisfied;

(d) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(e) the Company shall have delivered to Parent a certificate in the form contemplated by Section 1445 of the Code certifying that the Company is not a foreign person; and

(f) Parent shall have received a written opinion of Hunton & Williams LLP, dated as of the Closing Date, substantially in the form set forth in Section 7.2(f) of the Company Disclosure Schedule, which opinion will be subject to customary exceptions, assumptions and qualifications and customary representations contained in an officer’s certificate executed by the Company substantially in the form set forth in Section 7.2(f) of the Company Disclosure Schedule, which certificate will be subject to such modifications as deemed reasonably necessary by Hunton & Williams LLP and reasonably satisfactory to Parent.

Section 7.3.  Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement at and following the Closing are further subject to the following conditions, any one or more of which may be waived by the Company:

(a) the representations and warranties of Parent and Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date;

(b) Parent and Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Closing; and

(c) the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions provided in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, whether before or after receipt of the Company Stockholders’ Approval:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Closing has not occurred on or before November 30, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, or materially contributed to, the failure to hold the Closing on or before the Termination Date;

(ii) any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction of or by any court or other Governmental Authority of competent jurisdiction that makes the consummation of the Merger illegal shall be in effect and shall have become final and nonappealable; provided, however, that neither party may terminate this Agreement pursuant to this Section 8.1(b)(ii) unless that party first shall have used its reasonable best efforts to prevent the entry of and to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling, judgment, decision, order or injunction;

(iii) the Stockholders Meeting shall have been duly held and the votes cast at the Stockholders Meeting (including any adjournment thereof) shall be insufficient to constitute the Company Stockholders Approval;

(c) by the Company:

(i) in accordance with the provisions of Section 6.6(e), after giving Parent written notice that the Company’s Board of Directors has approved, endorsed or recommended that the Company enter into, or that the Company has entered into, a definitive agreement providing for a transaction that is a Superior Proposal;

(ii) if (A) there shall have been a breach of any representation or warranty in this Agreement of Parent or Subsidiary or (B) Parent or Subsidiary shall not have performed or complied with any covenant or agreement contained in this Agreement, in either case such that the condition set forth in Section 7.3(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date;

(iii) if the Company is ready, willing and able to close and the Effective Time shall not have occurred within eight business days after the first date upon which all of the conditions to Parent’s obligations to consummate the Merger (other than conditions that, by their nature, are to be satisfied at the Closing) are satisfied or waived;

(d) by Parent, if:

(i) (A) the Company’s Board of Directors has approved, endorsed or recommended that the Company enter into, or the Company has entered into a definitive agreement providing for a transaction that is a Superior Proposal, (B) the Company’s Board of Directors withdraws or modifies, in a manner adverse to Parent, the Recommendation, (C) a tender offer or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced prior to obtaining the Company Stockholder Approval and the Company’s Board of Directors recommends acceptance of such tender offer or exchange offer by its shareholders, or (D) the Company or the Company’s Board of Directors publicly announces its intention to do any of the foregoing; provided, however, that for this purpose neither (x) disclosure of any Acquisition Proposal that is not being recommended by the Company’s Board of Directors nor (y) disclosure of any other facts or circumstances that is not accompanied by a statement that the Company’s Board of Directors has withdrawn or modified the Recommendation, shall be considered to be a withdrawal or modification of the Recommendation;

(ii) (A) there shall have been a breach of any representation or warranty in this Agreement of the Company or (B) the Company shall not have performed or complied with any covenant or agreement contained in this Agreement, in either case such that the condition set forth in Section 7.2(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date; or

Section 8.2.  Effect of Termination.

(a) Upon a termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 8.1, this Agreement forthwith shall become void and there shall be no liability or further obligation under or in respect of this Agreement on the part of the Company, Parent, Subsidiary or their respective officers or directors, other than the last sentence of Section 6.5, Section 6.7, this Section 8.2 and Article IX, all of which shall survive; provided, however, that nothing contained in this Section 8.2(a) shall relieve any party from liability arising out of any willful breach of any its representations, warranties, covenants or agreements set forth in this Agreement.

(b) The Company agrees that a fee (a “Termination Fee”) shall be payable by it under the following circumstances:

(i) if this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) [superior proposal] or by Parent pursuant to Section 8.1(d)(i) [alternate transaction] or Section 8.1(d)(ii) [Company breach] solely on account of a breach by the Company of Section 6.6 hereof, the Termination Fee shall be payable immediately upon such termination,

(ii) if this Agreement (A) is terminated by the Company or Parent pursuant to Section 8.1(b)(i) [termination date], (B) is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) [failed vote], or (C) is terminated by the Parent pursuant to Section 8.1(d)(ii) [Company breach] other than on account of a breach of Section 6.6 hereof, and (X) if prior to such termination an Acquisition Proposal by a third party has been publicly disclosed or announced and not subsequently withdrawn and (Y) within one year after any such termination of this Agreement the Company shall consummate a transaction relating to any Acquisition Proposal (but replacing references to “25% or more” in the definition of Acquisition Proposal with “33% or more”) including a tender offer or exchange offer (each an “Alternative Transaction”) or enter into any agreement relating to any Alternative Transaction, then in any of the cases referred to in clauses (A), (B) or (C), the Company shall pay the Termination Fee immediately upon the earlier of the date upon which the Company enters into such agreement relating to an Alternative Transaction or consummates any such Alternative Transaction, and

(iii) if a tender offer or exchange offer constituting an Acquisition Proposal is consummated prior to the termination of this Agreement, regardless of whether the Company’s Board recommended for or against acceptance of such tender offer or exchange offer or took no position with respect thereto, the Termination Fee shall be payable immediately upon such consummation; it being understood that any tender offer or exchange offer that constitutes an Alternative Transaction that is consummated on or after a termination of this Agreement shall result in a payment of the Termination Fee in accordance with Section 8.2(b)(ii).

(c) The amount of the Termination Fee shall be $8.43 million.

(d) If this Agreement (A) is terminated by Parent or the Company pursuant to Section 8.1(b)(iii) [failed vote] and if prior to such termination an Acquisition Proposal by a third party has been publicly disclosed or announced and not subsequently withdrawn, or (B) is terminated by Parent pursuant to Section 8.1(d)(ii) [Company breach] other than on account of a breach of Section 6.6 hereof, the Company shall pay to Parent within three (3) business days after the date of termination, the reasonable expenses and fees of the Parent not to exceed $1,000,000 (the “Parent Expenses”), and to the extent any Parent Expenses are paid by the Company to Parent, such amount shall be deducted from any Company Termination Fee that may thereafter be payable by the Company. The payment of Parent Expenses set forth in this Section 8.2(d) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

(e) The Termination Fee and the Parent Expenses shall be paid as directed by Parent by wire transfer of immediately available funds.

(f) The parties agree that the damages that would result from a breach by Parent or Subsidiary of their obligations under this Agreement would be extremely difficult to determine. Accordingly, the parties agree that if this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) [breach by Parent or Subsidiary] or Section 8.1(c)(iii) [failure to consummate after conditions to Parent’s obligations are satisfied], then Parent shall pay liquidated damages in the amount of $25 million to the Company. Subject to the provisions of Section 8.2(f), the liquidated damages shall be payable by Parent as directed by the Company pursuant to the Escrow Agreement by wire transfer of immediately available funds within three business days after the date of such termination. Promptly following receipt of the liquidated damages, unless and solely to the extent otherwise prohibited by law, the Company shall cause such amount to be distributed pro rata to the holders of record, as of a date selected by the Company’s Board of Directors, of (i) shares of Company Common Stock and (ii) dividend equivalent rights issued pursuant to Company Plans. The right to liquidated damages provided for in this paragraph shall be in lieu of any other right of the Company to damages following a termination of this Agreement for any reason.

(g) Notwithstanding any other provision in this Agreement, the amount of liquidated damages payable to the Company pursuant to paragraph (f) of this Section 8.2 in any taxable year of the Company shall not exceed the sum (calculated for the Company’s taxable year in which such amount is received) of (A) the amount that it is determined should not be gross income to the Company for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in an opinion of outside tax counsel to the Company plus (B) such additional amount that it is estimated can be paid to the Company in such taxable year without creating a risk that the payment would cause the Company to fail to meet the requirements of Section 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Section 856(c)(2) and 856(c)(3) of the Code (“Qualifying Income”), which determination shall be made by independent tax accountants to the Company, plus (C) if the Company receives a letter from outside tax counsel to the Company indicating that the Company has received a ruling from the Internal Revenue Service holding that the Company’s receipt of the liquidated damages either would constitute Qualifying Income or would be excluded from gross income of the Company for purposes of Sections 856(c)(2) and (3) of the Code, the remaining balance of the liquidated damages. Any amount of liquidated damages that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this paragraph, provided that no such payment need be made after the fifth anniversary of the date of termination. Notwithstanding the foregoing, if the Company shall cease to qualify as a real estate investment trust for federal income tax purposes, the entire unpaid balance of the liquidated damages shall be payable immediately.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1.  Amendment.  This Agreement may not be amended except by action authorized by the respective Boards of Directors of Parent and the Company and taken before or after the Company Stockholders’ Approval is obtained and prior to the time of the Merger Filing; provided, however, that after the Company Stockholders’ Approval is obtained, this Agreement may not be amended to (i) change the amount or kind of consideration to be received by the holders of Company Common Stock upon conversion of their shares pursuant to the terms of this Agreement; or (ii) change any of the other terms or conditions of this Agreement if the change (A) would adversely affect the holders of Company Common Stock in any material respect or (B) by law would require further approval by the Company’s stockholders.

Section 9.2.  Extension; Waiver.  At any time before the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No party may grant any extension or waiver to its affiliate.

Section 9.3.  Non-Survival.  None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and after the Effective Time, none of the Company, Parent, Subsidiary or their respective officers or directors shall have any further obligation with respect thereto. None of the covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, nor any rights or obligations arising out of the breach of any such covenant or other agreement, shall survive the Effective Time except for those covenants or agreements that by their terms apply or are to be performed in whole in part after the Effective Time, and except that this Article IX shall survive the Effective Time.

Section 9.4.  Notices.  All notices and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid return receipt requested or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number (or such other address or facsimile number for such party as shall be specified by such party by notice given hereunder):

If to Parent or Subsidiary, to:

Sentinel Omaha LLC
c/o Sentinel Real Estate Corp.
1251 Avenue of the Americas, 36th Floor
New York, New York 10020
Facsimile: (212) 603-4960
Attention: Michael Streicker

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLC
75 E. 55th Street
New York, New York 10022
Facsimile: (212) 319-4090
Attention: Thomas E. Kruger, Esq.

If to the Company, to:

America First Apartment Investors, Inc.
1004 Farnam Street, Suite 100
Omaha, Nebraska 68102
Facsimile: (914) 285-1829
Attention: John H. Cassidy
Facsimile: (402) 557-6399
Attention: Paul L. Beldin

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Facsimile: (212) 878-8375
Attention: John A. Healy

and to:

Kutak Rock LLP
1650 Farnam Street
Omaha, Nebraska 68102
Facsimile: (402) 346-1148
Attention: Steven P. Amen, Esq.

All such notices and other communications shall be deemed received (i) in the case of personal delivery, upon actual receipt by the addressee, (ii) in the case of overnight delivery, on the first business day following delivery to the overnight delivery service, (iii) in the case of mail, on the date of delivery indicated on the return receipt and (iv) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; however, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

Section 9.5.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Section 9.6.  Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement other than as contemplated by Sections 6.8.

Section 9.7.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any law or public policy, all other terms and provisions of this Agreement nevertheless shall remain in full force and effect.

Section 9.8.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties except any that Parent may assign this Agreement to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve Parent of its obligations hereunder if the assignee does not perform its obligations. Any assignment in violation of the preceding sentence shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9.  Interpretation; Certain Definitions.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) the words “include,” “includes,” “including” or other similar terms are deemed to be followed by the words “without limitation” and are intended by the parties to be by way of example rather than limitation, (c) reference to any Article or Section means such Article or Section of this Agreement, (d) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein, (e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a business day, such action shall be taken on the next business day following such day, (g) the use of “or” is not intended to be exclusive unless expressly indicated otherwise, (h) “ordinary course of business” (or similar terms) shall be deemed followed by “consistent with past practice,” (i) “assets” shall include “rights,” including rights under contracts and (j) “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement. As used in this Agreement, ‘‘business day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are permitted or required by law or executive order to be closed for the conduct of regular banking business, and except where the context otherwise requires, “person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department, agency or subdivision thereof, including the permitted successors and assigns of such person. No provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted the provision.

Section 9.10.  Jurisdiction.  Each of the Company, Parent and Subsidiary hereby irrevocably and unconditionally consents and agrees to submit to the exclusive jurisdiction of the courts of the State of Maryland and of the United States of America located in the State of Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.10 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court that is a Maryland Court to the extent the basis for such removal exists under applicable law.

Section 9.11.  Enforcement.  The parties agree that irreparable damage would occur in the event that (i) any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms and (ii) that the provisions of the last sentence of Section 6.5(a) were not performed by Parent or Subsidiary in accordance with its specific terms. It is accordingly agreed that Parent and Subsidiary shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which Parent and Subsidiary are entitled at law or in equity. The Company shall only be entitled to seek specific performance to prevent any breach by Parent or Subsidiary of the last sentence of Section 6.5(a).

Section 9.12.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9.13.  Entire Agreement.  This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. No representations, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.

SENTINEL OMAHA LLC

By:	Sentoma LLC, its Manager

By:	/s/ Michael Streicker
Name: Michael Streicker

Title:	Vice President

SENTINEL WHITE PLAINS LLC

By:	Sentoma LLC, its Manager

By:	/s/ Michael Streicker
Name: Michael Streicker

Title:	Vice President

AMERICA FIRST APARTMENT INVESTORS, INC.

By:	/s/ John H. Cassidy
Name: John H. Cassidy

Title:	President

Signature Page to Merger Agreement

ANNEX B

Lazard Frères & Co. llc 30 Rockefeller Plaza New York, NY 10020 Phone 212-632-6000 www.lazard.com

June 22, 2007

The Board of Directors
America First Apartment Investors, Inc.
1004 Farnam Street, Suite 100
Omaha, Nebraska 68102

Dear Members of the Board:

We understand that America First Apartment Investors, Inc., a Maryland corporation (the “Company”), Sentinel White Plains LLC, a Delaware limited liability company (the “Acquisition Entity”), and Sentinel Omaha LLC, a Delaware limited liability company (the “Purchaser”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will be merged with and into the Acquisition Entity, the separate existence of the Company will cease and the Acquisition Entity will continue as the surviving entity (the “Transaction”).

As a result of the Transaction, each of the Company’s outstanding common shares, par value $0.01 per share (the “Company Common Stock”), other than shares of Company Common Stock that are owned, directly or indirectly, by the Acquisition Entity or the Purchaser or held by any Company Subsidiary (as defined in the Merger Agreement) other than shares held in a fiduciary capacity, will be converted into the right to receive $25.30 in cash per share of Company Common Stock, as described in the Merger Agreement (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness as of the date hereof, from a financial point of view, to the Holders of Company Common Stock (as defined below) of the Consideration to be paid to such Holders of Company Common Stock. For purposes of this opinion, the term “Holders of Company Common Stock” means all holders of shares of Company Common Stock other than the Purchaser, the Acquisition Entity and any affiliate of the Purchaser. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of the draft Merger Agreement, dated June 20, 2007;

(ii) Analyzed certain publicly available historical business and financial information relating to the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the Company relating to the business and prospects of the Company;

(iv) Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company;

(vi) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the Company;

(vii) Reviewed the historical stock prices and trading volumes of the shares of Company Common Stock; and

(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency or fair value of the Company. With respect to

PARIS	LONDON	NEW YORK	AMSTERDAM	ATLANTA	BERLIN	BOMBAY	CHICAGO	FRANKFURT HAMBURG	HONG KONG	HOUSTON	LOS ANGELES	MADRID	MILAN	MONTREAL	NEW DELHI	ROME SAN FRANCISCO	SEOUL	SINGAPORE	STOCKHOLM	SYDNEY	TOKYO	TORONTO

B-1

financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Merger Agreement without any waiver or modification of any material terms or conditions by the Company, and that obtaining the necessary regulatory approvals for the Transaction will not have an adverse effect on the Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction or otherwise in connection with the consummation of the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.

Lazard Frères & Co. LLC (“Lazard”) is acting as investment banker to the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable upon delivery of the opinion expressed herein and another portion of which is contingent upon the consummation of the Transaction, Lazard may have provided and may provide investment banking services to Sentinel Omaha LLC, or to one or more of their respective portfolio companies or other affiliates, for which we have received customary fees. In addition, in the ordinary course of our respective businesses, Lazard, Lazard Capital Markets LLC (an entity owned in large part by managing directors of Lazard) and/or their respective affiliates may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at anytime hold a long or short position in such securities.

Our engagement and the opinion expressed herein are for the benefit of the Company’s Board of Directors, and our opinion is rendered to the Company’s Board of Directors in connection with its consideration of the Transaction. This opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, and is not intended to and does not constitute a recommendation to any holder of shares of Company Common Stock as to how such holder should vote with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to the Holders of Company Common Stock is fair, from a financial point of view, to such Holders of Company Common Stock.

Very truly yours,
LAZARD FRÈRES & CO. LLC

By:
Alan F. Riffkin
Managing Director

B-2

PROXY AMERICA FIRST APARTMENT INVESTORS, INC. PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS ON [· ], 2007 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of America First Apartment Investors, Inc., a Maryland corporation (the “Company”), hereby appoints the Board of Directors of the Company or any successors in their respective positions, with full powers of substitution, as proxies of the undersigned, to appear and to vote all shares of stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on [day], [date], 2007, at 9:00 a.m., local time, at The Embassy Suites Hotel, 555 South 10th Street, Omaha, Nebraska, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Special Meeting of Stockholders and Proxy Statement dated [· ], 2007, a copy of which has been received by the undersigned, and otherwise to represent the undersigned at the Special Meeting with all powers possessed by the undersigned if personally present at the Special Meeting. CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENVELOPE PROVIDED. This proxy is revocable and the undersigned may revoke it at any time prior to the Special Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Special Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by voting in person. SEE REVERSE SIDE A. Proposals THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 and 2 FOR AGAINST ABSTAIN 1. The approval of the Merger in which each share of America First common stock will be converted into the right to receive $25.30 in cash, without interest, provided for in the Agreement and Plan of Merger, dated as of June 22, 2007, by and among Sentinel Omaha LLC, Sentinel White Plains LLC and America First Apartment Investors, Inc. 2. The adjournment or postponement of the Special Meeting to a later time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERICA FIRST APARTMENT INVESTORS, INC. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE MERGER AND FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES. B. Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed. Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) Signature 1 Signature 2 ___